EXHIBIT 10.1

EQUITY COMMITMENT AGREEMENT

AMONG

GENCO SHIPPING & TRADING LIMITED

AND

THE COMMITMENT PARTIES PARTY HERETO

Dated as of April 16, 2014

i

TABLE OF CONTENTS

		Page

Section 10.9	Specific Performance	45

Section 10.10	Damages	45

Section 10.11	No Reliance	45

Section 10.12	Publicity; Public Disclosure of Agreement	45

Section 10.13	Settlement Discussions	46

Section 10.14	Additional Agreements	46

SCHEDULES AND EXHIBITS

Schedule 1	Company Subsidiaries
Schedule 2	Equity Commitment Percentages
Schedule 3	Beneficially Controlled Votable Claims
Schedule 4	Consents
Schedule 5	Notice Addresses for Commitment Parties

Exhibit A	Restructuring Term Sheet
Exhibit B	Form of Plan

EQUITY COMMITMENT AGREEMENT

THIS EQUITY COMMITMENT AGREEMENT (this “Agreement”), dated as of April 16, 2014, is made by and among Genco Shipping & Trading Limited (the “Company”) and certain of its subsidiaries listed on Schedule 1 hereto (collectively with the Company, the “Debtors”), on the one hand, and the Commitment Parties set forth on Schedule 2 hereto (each referred to herein, individually, as a “Commitment Party” and, collectively, as the “Commitment Parties”), on the other hand, which Commitment Parties are Lenders and/or Noteholders (each as defined below).  The Company and each Commitment Party is referred to herein, individually, as a “Party” and, collectively, as the “Parties”.  Capitalized terms that are used but are not otherwise defined in this Agreement shall have the meanings given to them in Section 1.1 hereof or, if not defined therein, shall have the meanings given to them in the Plan.

RECITALS

WHEREAS, the Debtors  and the Commitment Parties have entered into a Restructuring Support Agreement, dated as of April 3, 2014 (the “Restructuring Support Agreement”), which (a) provides for the restructuring of the Debtors’ capital structure and financial obligations pursuant to a “prepackaged” plan of reorganization to be filed in jointly administered cases (the “Chapter 11 Cases”) under Title 11 of the United States Code, 11 U.S.C. §§ 101- 1532, as may be amended from time to time (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), implementing the terms and conditions of the Restructuring Term Sheet attached as Exhibit A to the Restructuring Support Agreement (the “Restructuring Term Sheet”) and (b) requires that such plan of reorganization be consistent with the Restructuring Support Agreement and otherwise in form and substance mutually acceptable to the Company and the Required Supporting Creditors (as defined in the Restructuring Support Agreement);

WHEREAS, the Debtors plan to file with the Bankruptcy Court, in accordance with the terms of the Restructuring Support Agreement, a motion seeking entry of the Plan Solicitation Order and one or more motions seeking entry of an order confirming the Plan pursuant to Section 1129 of the Bankruptcy Code and authorizing the consummation of the transactions contemplated hereby (the “Confirmation Order”);

WHEREAS, pursuant to the Plan and this Agreement, and in accordance with the Rights Offering Procedures, the Company will conduct a rights offering for Rights Offering Shares for an aggregate purchase price of $100,000,000 and at a per-share purchase price equal to the Purchase Price (as defined below), with (x) $80,000,000 of such Rights Offering Shares (the “Lender Rights Offering Shares”) offered to the eligible lenders  under that certain Credit Agreement, dated as of July 20, 2007, by and among the Company as borrower, the banks and other financial institutions named therein as lenders, Wilmington Trust, N.A., as successor administrative and successor collateral agent (in such capacity, the “Prepetition 2007 Facility Agent”), and the other mandated lead arranger and bookrunner parties thereto, as amended (the “2007 Facility”), and (y) $20,000,000 of such Rights Offering Shares (the “Noteholder Rights Offering Shares”) offered to the eligible holders of the 5.00% Convertible Senior Notes due August 15, 2014 issued pursuant to that certain Indenture, dated as of July 27, 2010, between the Company as issuer and The Bank of New York Mellon as trustee (the “Convertible Notes”);

WHEREAS, subject to the terms and conditions contained in this Agreement, each Commitment Party has agreed to purchase its Equity Commitment Percentage of the Unsubscribed Shares, if any; and

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, each of the Parties hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1             Definitions.  Except as otherwise expressly provided in this Agreement, whenever used in this Agreement (including any Exhibits and Schedules hereto), the following terms shall have the respective meanings specified therefor below:

“Action” means any legal, governmental, administrative, regulatory or judicial actions, suits, arbitrations, audits, actions, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made; provided that no Commitment Party shall be deemed an Affiliate of the Company or any of its Subsidiaries for any purpose under this Agreement.  For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person.

“Articles of Incorporation” means the amended and restated articles of incorporation of the Company as of the Closing Date, which shall be in accordance with the terms of the Plan.

“Available Lender Shares” means the Unsubscribed Lender Shares that any Commitment Party fails to purchase as a result of a Commitment Party Default by such Commitment Party.

“Available Noteholder Shares” means the Unsubscribed Noteholder Shares that any Commitment Party fails to purchase as a result of a Commitment Party Default by such Commitment Party.

 “Backstop Shares” means all Unsubscribed Lender Shares and all Unsubscribed Noteholder Shares that are purchased by the Commitment Parties pursuant to this Agreement.

 “Board” means the board of directors of the Company.

 “Business Day” means any day, other than a Saturday, Sunday or legal holiday, as defined in Bankruptcy Rule 9006(a).

“By-Laws” means the amended and restated by-laws of the Company as of the Closing Date, which shall be in accordance with the terms of the Plan.

“claim” has the meaning given to such term in Section 101 of the Bankruptcy Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” means any and all written agreements, memoranda of understanding, contracts, letters, side letters and contractual obligations of any kind, nature and description, that have been entered into between, or that involve or apply to, any employer and any Employee Representative.

“Commitment Party Default” means the failure by any Commitment Party to deliver and pay the aggregate Purchase Price for such Commitment Party’s Equity Commitment Percentage of any Unsubscribed Shares by the Subscription Escrow Funding Date in accordance with Section 2.4(b).

“Company Disclosure Schedule” means the disclosure schedules delivered by the Company to the Commitment Parties on the date of this Agreement, which disclosure schedules may only be supplemented or amended by the Company prior to the Rights Offering Expiration Time (other than with respect to Section 4.11, which shall not be subject to amendment or supplement) with the prior written consent of the Required Commitment Parties (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that no such supplement or amendment shall be permitted to the extent the matters that would be set forth in such supplement or amendment have or would reasonably be expected to have a Material Adverse Effect.

“Company Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Company or a Subsidiary of the Company, and each such plan for which any such entity has liability.

“Company SEC Documents” means all of the reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed with the SEC by the Company on or after March 31, 2013.

 “Contract” means any agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto, whether written or oral, but excluding the Plan.

“Defaulting Commitment Party” means, at any time, any Commitment Party that caused a Commitment Party Default that is continuing at such time.

 “Disclosure Statement” means the Disclosure Statement for the Plan, as approved pursuant to the Plan Solicitation Order (including all exhibits and schedules thereto).

“Effective Date” has the meaning given to such term in the Plan.

“Emergence Credit Facilities” means, collectively, as applicable, (a) the New $253 Million Facility (as defined in the Plan), (b) the New $100 Million Facility (as defined in the Plan) and (c) subject to the terms and conditions set forth in the Restructuring Term Sheet, any new third party credit facility entered into by the Debtors on the Effective Date.

 “Employee Representatives” means any of the Company’s or any of its Subsidiaries’ respective employees or such employees’ labor organization, works council, workers’ committee, union representatives or any other type of employees’ representatives appointed for collective bargaining purposes.

“Environmental Claims” shall mean any and all Actions under any Environmental Law, including, without limitation, (a) any and all Actions by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Actions by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any applicable international, regional, Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, treaties, directives, protocols, codes, standards, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on the Company or any of its Subsidiaries, relating to the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, waters of the contiguous zone, coastal water, ocean waters and international waters), and/or Hazardous Materials or otherwise relating to the control, management, treatment or discharge of ballast water and effluents, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Commitment Percentage” means, with respect to any Commitment Party, (a) with respect to any Unsubscribed Lender Shares, the percentage obtained by dividing the amount of such Commitment Party’s Prepetition 2007 Facility Claims by the total of all Commitment Parties’ Prepetition 2007 Facility Claims (each as determined on the date hereof) and (b) with respect to any Unsubscribed Noteholder Shares, the percentage obtained by dividing the amount of such Commitment Party’s Convertible Note Claims by the total of all Commitment Parties’ Convertible Note Claims (each as determined on the date hereof).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) which together with the Company or a Subsidiary of the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any ERISA Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation); (ii) the failure of any ERISA Plan to meet the minimum funding standard of Section 412 or Section 430 of the Code or Section 302 or 303 of ERISA, in each case whether or not waived, or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any ERISA Plan or the failure of a Company or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any ERISA Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by a Company  or any of its ERISA Affiliates from any Multiple Employer Plan or the termination of any such Multiple Employer Plan resulting in liability to the Company or any of its ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any ERISA Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan; (vi) the imposition of liability on the Company or any of its ERISA Affiliates pursuant to Section 4062 or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of the Company or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by a Company or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on the Company or any of its ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 406, Section 409, Sections 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Company Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Company Plan other than a Multiemployer Plan or the assets thereof, or against a Company or any of its respective ERISA Affiliates in connection with any Company Plan; (x) the imposition of a Lien on the assets of a Company pursuant to Section 430(k) of the Code or pursuant to Section 303(k) of ERISA with respect to any ERISA Plan; (xi) a determination that any ERISA Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); or (xii) a determination that any Multiemployer Plan is, or is expected to be, in “critical” “endangered” status under Section 432 of the Code or Section 305 of ERISA.

 “ERISA Plan” means any pension plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), which is maintained or contributed to by (or to which there is an obligation to contribute of) the Company or a Subsidiary of the Company or any ERISA Affiliate, and each such plan for which any such entity has liability.

“Event” means any event, development, occurrence, circumstance or change.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulation of the SEC thereunder.

 “Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

 “Governmental Entity” means any U.S. or non-U.S. international, regional, federal, state, municipal or local governmental, judicial, administrative, legislative or regulatory authority, entity, instrumentality, agency, department, commission, court, or tribunal of competent jurisdiction (including any branch, department or official thereof).

“Hazardous Materials” shall mean: (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, ballast water and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority under Environmental Laws.

“Intellectual Property” means all U.S. or foreign intellectual or industrial property or proprietary rights, including any:  (a) trademarks, service marks, trade dress, domain names, social media identifiers, corporate and trade names, logos and all other indicia of source or origin, together with all associated goodwill, (b) patents, inventions, invention disclosures, technology, know-how, processes and methods, (c) copyrights and copyrighted works, (including software, applications, source and object code, databases and compilations, advertising and promotional materials, mobile and social media content and documentation), (d) trade secrets and confidential or proprietary information or content, and (e) all registrations, applications, renewals, re-issues, continuations, continuations-in-part, divisions, extensions, re- examinations and foreign counterparts of any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge of Peter Georgiopoulos, Robert Gerald Buchanan and John C. Wobensmith.

“Law” means any law (statutory or common), statute, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any Governmental Entity.

“Lender” means any Person that holds a claim with respect to the 2007 Facility and satisfies the eligibility criteria set forth in the Rights Offering Procedures with respect to purchasing Lender Rights Offering Shares pursuant to the Rights Offering.

“Lien” means any lease, lien, adverse claim, charge, option, right of first refusal, servitude, security interest, mortgage, pledge, deed of trust, easement, encumbrance, restriction on transfer, conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind.

“Material Adverse Effect” means any Event after December 31, 2013 which, together with all other Events, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, liabilities, finances, properties, results of operations, condition (financial or otherwise), in each case of the Post-Effective Date Business, or (b) the ability of the Company to perform its obligations under, or to consummate the transactions contemplated by, this Agreement or the Plan, including the Rights Offering, in each case, except to the extent such Event results from (i) any change after the date hereof in global, national or regional political conditions or in the general business, market and economic conditions affecting the industries and regions in which the Company and its Subsidiaries operate, including, in each case, natural disasters and acts of terrorism, war or piracy or other hostilities; (ii) the matters expressly identified or described in the Disclosure Statement as delivered on the date hereof (excluding any risk factor disclosure and disclosure included in any “forward-looking statements” disclaimer or other statements included in the Disclosure Statement, in each case, that are predictive, forward-looking, non-specific or primarily cautionary in nature) or the Company Disclosure Schedules as delivered on the date hereof; (iii) any changes after the date hereof in applicable Law, in GAAP or the interpretation or enforcement thereof; (iv) the execution, delivery, announcement or existence of, or performance of this Agreement or the transactions contemplated hereby, the Rights Offering, the Plan or the Restructuring Support Agreement, including, but not limited to the announcement of the identity of the Commitment Parties; (v) any act or omission of the Company or its Subsidiaries required or prohibited, as applicable, by this Agreement or consented to or requested by the Required Commitment Parties in writing; (vi) changes in the market price or trading volume of the securities of the Company (but not the underlying facts giving rise to such changes); (vii) the departure of officers or directors of the Company (but not the underlying facts giving rise to such departure); (viii) any failure, in and of itself, of the Company or any of its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans (it being understood and agreed that the facts and circumstances giving rise to or contributing to such failure shall be taken into account in determining whether a Material Adverse Effect has occurred); (ix) the fact of the delisting of the Company’s equity securities from the New York Stock Exchange; (x) the pursuit, filing, pendency or prosecution of the Chapter 11 Cases; or (xi) any Event that has been specifically disclosed by the Company in the Company SEC Documents filed prior to the date hereof (excluding any risk factor disclosure and disclosure included in any “forward-looking statements” disclaimer or other statements included in the Company SEC Documents, in each case, that are predictive, forward-looking, non-specific or primarily cautionary in nature); provided, that the exceptions set forth in clauses (i) and (iii) shall not apply to the extent that such event, change, effect, circumstance or condition is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which the Company and its Subsidiaries operate.

“Multiemployer Plan” or “Multiple Employer Plan” means a plan which is defined in Section 3(37) of ERISA and which is contributed to by (or to which there is an obligation to contribute of) the Company or a Subsidiary of the Company or any ERISA Affiliate, and each such plan for which any such entity has liability.

“NLRB” means the U.S. National Labor Relations Board.

“Noteholder” means any Person that holds a claim with respect to the Convertible Notes and satisfies the eligibility criteria set forth in the Rights Offering Procedures with respect to purchasing Noteholder Rights Offering Shares pursuant to the Rights Offering.

“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Entity or arbitrator.

“Owned Real Property” means all real property and interests in real property owned, in whole or in part, directly or indirectly by the Company and its Subsidiaries, together with all buildings, fixtures and improvements now or subsequently located thereon, and all appurtenances thereto.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Liens” means (a) Liens for Taxes, assessments, and other governmental levies, fees or charges that (i) are not due and payable or (ii) are being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto; (b) mechanics liens and similar liens for labor, materials or supplies provided with respect to any Owned Real Property or personal property incurred in the ordinary course of business consistent with past practice and as otherwise not prohibited under this Agreement, for amounts that do not materially detract from the value of, or materially impair the use of, any of the Owned Real Property or personal property of the Company or any of its Subsidiaries; (c) zoning, building codes and other land use Laws regulating the use or occupancy of any Owned Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property; provided that no such zoning, building codes and other land use Laws prohibit the use or occupancy of such Owned Real Property; (d) easements, covenants, conditions, restrictions and other similar matters affecting title to any Owned Real Property and other title defects that do not or would not materially impair the use or occupancy of such real property or the operation of the Company’s or any of its Subsidiaries’ business; (e) after the occurrence of the Effective Date, Liens granted in connection with the Emergence Credit Facilities; and (f) Liens that, pursuant to the Confirmation Order, will not survive beyond the Effective Date.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, associate, trust, Governmental Entity or other entity or organization.

“Petition Date” means the date that the Debtors file voluntary petitions in the Bankruptcy Court to commence the Chapter 11 Cases.

“Plan” means the Debtors’ Joint Plan of Reorganization, in substantially the form attached as Exhibit B hereto (including the Plan Supplement and all other exhibits, schedules and annexes thereto) providing for, among other matters, the implementation of this Agreement, as may be further amended, supplemented or otherwise modified from time to time in a manner that is reasonably satisfactory to the Required Commitment Parties.

“Plan Solicitation Order” means an order entered by the Bankruptcy Court, in form and substance reasonably satisfactory to the Required Commitment Parties, (a) approving the Disclosure Statement; (b) approving the voting record date and procedures used for voting on the Plan in the Prepack Solicitation; (c) approving the forms of ballots, solicitation packages used in the Prepack Solicitation and the procedures used for the distribution thereof; (d) establishing notice and objection procedures for the confirmation of the Plan; and (e) approving the commencement of the Rights Offering in accordance with the Rights Offering Procedures.

“Plan Supplement” means the plan supplement to be filed by the Debtors with the Bankruptcy Court.

“Post-Effective Date Business” means the businesses, assets and properties of the Company and its Subsidiaries, taken as a whole, as of the Effective Date after giving effect to the transactions contemplated by the Plan, as described in the Disclosure Statement.

“Prepack Solicitation” means the solicitation of votes to accept or reject the Plan prior to the commencement of the Chapter 11 Cases.

“Purchase Price” means the price per share at which the Rights Offering Shares will be sold by the Company pursuant to the Rights Offering, in accordance with the Rights Offering Procedures.

“Real Property Leases” means those leases, subleases, licenses, concessions and other agreements, as amended, modified or restated, pursuant to which the Company or one of its Subsidiaries holds a leasehold or subleasehold estate in, or is granted the right to use or occupy, any land, buildings, structures, improvements, fixtures or other interest in real property used in the Company’s or its Subsidiaries’ business.

“Registration Rights Agreement” means a registration rights agreement, which shall be in form and substance consistent with the terms set forth in the Restructuring Term Sheet and otherwise reasonably acceptable to the Company and Commitment Parties owning more than 66 2/3% of the aggregate principal outstanding under the 2007 Facility held by all Commitment Parties, and which shall grant each Commitment Party registration rights with respect to all Backstop Shares purchased by it.

“Related Party” means, with respect to any Person, (a) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of such Person and (b) any former, current or future director, officer, agent,

Affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing.

“Reorganized Genco Corporate Documents” means, collectively, the By-Laws and the Articles of Incorporation.

“Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors and other representatives.

“Required Commitment Parties” means (a) Commitment Parties owning more than 66 2/3% of the aggregate principal outstanding under the 2007 Facility held by all Commitment Parties and (b) Commitment Parties who own more than 66 2/3% of the aggregate Convertible Notes claims held by all Commitment Parties who (i) were not Supporting Lenders (as defined in the Restructuring Support Agreement) on April 3, 2014 and (ii) are members of the ad hoc group of Noteholders represented by Akin, Gump, Strauss, Hauer & Feld LLP.

 “Rights” means the subscription rights to purchase Rights Offering Shares distributed pursuant to and in accordance with the Rights Offering Procedures.

“Rights Offering” means the rights offering for Rights Offering Shares contemplated by the Rights Offering Procedures and otherwise reasonably satisfactory to the Required Commitment Parties.

“Rights Offering Expiration Time” means the time and the date on which the rights offering subscription form must be duly delivered to the Rights Offering Subscription Agent in accordance with the Rights Offering Procedures, together with the applicable Purchase Price.

“Rights Offering Participants” means those Persons who duly subscribe for Rights Offering Shares in accordance with the Rights Offering Procedures.

“Rights Offering Procedures” means the procedures with respect to the Rights Offering that are approved by the Bankruptcy Court pursuant to the Plan Solicitation Order, which procedures shall be in form and substance reasonably satisfactory to the Required Commitment Parties.

“Rights Offering Shares” means the shares of New Genco Common Stock (including all Unsubscribed Shares purchased by the Commitment Parties pursuant to this Agreement) distributed pursuant to and in accordance with the Rights Offering Procedures.

“Rights Offering Subscription Agent” means a subscription agent appointed by the Company and reasonably satisfactory to the Required Commitment Parties.

 “SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary), (a) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, (b) has the power to elect a majority of the board of directors or similar governing body or (c) has the power to direct the business and policies.

 “Takeover Statute” means any restrictions contained in any “fair price,” “moratorium,” “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation.

 “Taxes” or “Tax” means all taxes, assessments, duties, levies or other mandatory governmental charges paid to a Governmental Entity, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding and other taxes, assessments, duties, levies or other mandatory governmental charges of any kind whatsoever paid to a Governmental Entity (whether payable directly or by withholding and whether or not requiring the filing of a Tax return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon and shall include any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group.

“Transfer” means sell, transfer, assign, pledge, hypothecate, participate, donate or otherwise encumber or dispose of.

“Unfunded Current Liability” means, with respect to any ERISA Plan, the amount, if any, by which the value of the accumulated plan benefits under the ERISA Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“Unsubscribed Lender Shares” means the Lender Rights Offering Shares that have not been duly subscribed for by Lenders (including the Commitment Parties) pursuant to the Rights Offering, in accordance with the Rights Offering Procedures and the Plan.

“Unsubscribed Noteholder Shares” means the  Noteholder Rights Offering Shares that have not been duly subscribed for by Noteholders (including the Commitment Parties)  pursuant to the Rights Offering, in accordance with the Rights Offering Procedures and the Plan.

“Unsubscribed Shares” means, collectively, the Unsubscribed Lender Shares and the Unsubscribed Noteholder Shares.

“Votable 2007 Facility Claims” means, collectively, all Prepetition 2007 Facility Claims.

“Votable Claims” means, collectively, all Votable 2007 Facility Claims and all Votable Convertible Note Claims.

“Votable Convertible Note Claims” means, collectively, all allowed claims arising under the Convertible Notes.

Section 1.2             Additional Defined Terms.  In addition to the terms defined in Section 1.1, additional defined terms used herein shall have the respective meanings assigned thereto in the Sections indicated in the table below.

Defined Term	Section
2007 Facility	Recitals
Agreement	Preamble
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Beneficially Controlled Votable Claims	Section 5.10(a)
Chapter 11 Proceedings	Recitals
Closing	Section 2.5(a)
Closing Date	Section 2.5(a)
Commitment Party	Preamble
Company	Preamble
Confirmation Order	Recitals
Convertible Notes	Recitals
Debtors	Preamble
Equity Commitment	Section 2.2
Financial Statements	Section 4.9
Funding Notice	Section 2.4(a)
GAAP	Section 4.9
Indemnified Claim	Section 8.2
Indemnified Person	Section 8.1
Indemnifying Parties	Section 8.1
Infringed	Section 4.15
Legend	Section 6.8
Lender Commitment Party Replacement	Section 2.3(a)
Lender Commitment Party Replacement Period	Section 2.3(a)
Lender Rights Offering Shares	Recitals
Losses	Section 8.1
Material Contract	Section 4.24
Money Laundering Laws	Section 4.26
Noteholder Rights Offering Shares	Recitals
Outside Date	Section 9.4
Party	Preamble
Pre-Closing Period	Section 6.2
Prepetition 2007 Facility Agent	Recitals
Related Purchaser	Section 2.6(a)
Replacing Lender Commitment Parties	Section 2.3(a)
Restructuring Support Agreement	Recitals
Restructuring Term Sheet	Recitals

Defined Term	Section
Subscription Escrow Account	Section 2.4(a)
Subscription Escrow Funding Date	Section 2.4(b)
Tax Returns	Section 4.20
Transaction Agreements	Section 4.2(a)
Transaction Expenses	Section 3.1(a)
Ultimate Purchaser	Section 2.6(b)
Unlegended Shares	Section 6.7
willful or intentional breach	Section 9.5(a)

Section 1.3             Construction.  In this Agreement, unless the context otherwise requires:

(a)            references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;

(b)            the descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(c)            references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (pdf), facsimile transmission or comparable means of communication;

(d)            words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(e)            the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any provision of this Agreement;

(f)             the term this “Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;

(g)            “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(h)            references to “day” or “days” are to calendar days;

(i)              unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder in effect on the date of this Agreement; and

(j)             references to “dollars” or “$” are to United States of America dollars.

ARTICLE II

EQUITY COMMITMENT

Section 2.1             The Rights Offering.  On and subject to the terms and conditions hereof, including entry of the Plan Solicitation Order by the Bankruptcy Court, the Company shall conduct the Rights Offering pursuant to and in accordance with the Rights Offering Procedures, this Agreement, and the Plan.

Section 2.2             The Equity Commitment.  On and subject to the terms and conditions hereof, including entry of the Confirmation Order by the Bankruptcy Court, each Commitment Party agrees, severally and not jointly, to fully exercise all Rights that are issued to it pursuant to the Rights Offering and to duly purchase all Rights Offering Shares issuable to it pursuant to such exercise, in accordance with the Rights Offering Procedures and the Plan; provided that any Commitment Party who fails to comply with such obligations shall be liable to each non-Defaulting Commitment Party as a result of such failure to comply.  On and subject to the terms and conditions hereof, including entry of the Confirmation Order, each Commitment Party agrees, severally and not jointly, to purchase, and the Company agrees to sell to such Commitment Party, on the Closing Date for the Purchase Price, (a) the number of Unsubscribed Lender Shares equal to such Commitment Party’s Equity Commitment Percentage of the aggregate number of Unsubscribed Lender Shares, rounded among the Commitment Parties that hold Votable 2007 Facility Claims solely to avoid fractional shares as such Commitment Parties may determine in their sole discretion (provided that in no event shall such rounding reduce the aggregate commitment of such Commitment Parties) and (b) the number of Unsubscribed Noteholder Shares equal to such Commitment Party’s Equity Commitment Percentage of the aggregate number of Unsubscribed Noteholder Shares, rounded among the Commitment Parties that hold Votable Convertible Note Claims solely to avoid fractional shares as such Commitment Parties may determine in their sole discretion (provided that in no event shall such rounding reduce the aggregate commitment of such Commitment Parties) (such obligation to purchase the Unsubscribed Shares, the “Equity Commitment”).

Section 2.3             Commitment Party Default.

(a)            Upon the occurrence of a Commitment Party Default with respect to the Unsubscribed Lender Shares, the Commitment Parties that hold Votable 2007 Facility Claims (other than any Defaulting Commitment Party) shall have the right, but not the obligation, within five (5) Business Days after receipt of written notice from the Company to all such Commitment Parties of such Commitment Party Default, which notice shall be given promptly following the occurrence of such Commitment Party Default (such five (5) Business Day period, the “Lender Commitment Party Replacement Period”), to purchase all or any portion of the Available Lender Shares (such purchase, a “Lender Commitment Party Replacement”), on the terms and subject to the conditions set forth in this Agreement, which purchase shall be allocated pro rata among all such Commitment Parties electing to purchase all or any portion of the Available Lender Shares (such Commitment Parties, the “Replacing Lender Commitment Parties”) based upon the relative applicable Equity Commitment Percentage of any such Replacing Lender

Commitment Parties or as may otherwise be agreed upon by the Replacing Lender Commitment Parties.  Any such Available Lender Shares purchased by a Replacing Lender Commitment Party shall be included in the determination of the Unsubscribed Lender Shares of such Replacing Lender Commitment Party for all purposes hereunder. If a Commitment Party Default occurs with respect to the Unsubscribed Lender Shares, the Outside Date shall be delayed only to the extent necessary to allow for the Lender Commitment Party Replacement to be completed within the Lender Commitment Party Replacement Period.

(b)            Upon the occurrence of a Commitment Party Default with respect to the Unsubscribed Noteholder Shares, the Commitment Parties that hold Votable Convertible Note Claims (other than any Defaulting Commitment Party) shall have the right, but not the obligation, within five (5) Business Days after receipt of written notice from the Company to all such Commitment Parties of such Commitment Party Default, which notice shall be given promptly following the occurrence of such Commitment Party Default (such five (5) Business Day period, the “Noteholder Commitment Party Replacement Period”) to purchase all or any portion of the Available Noteholder Shares (such purchase, a “Noteholder Commitment Party Replacement”) on the terms and subject to the conditions set forth in this Agreement, which purchase shall be allocated pro rata among all such Commitment Parties electing to purchase all or any portion of the Available Noteholder Shares (such Commitment Parties, the “Replacing Noteholder Commitment Parties”) based upon the relative applicable Equity Commitment Percentage of any Replacing Noteholder Commitment Parties or as may otherwise be agreed upon by the Replacing Noteholder Commitment Parties.  Any such Available Noteholder Shares purchased by a Replacing Noteholder Commitment Party shall be included in the determination of the Unsubscribed Noteholder Shares of such Replacing Noteholder Commitment Party for all purposes hereunder. If a Commitment Party Default occurs with respect to the Unsubscribed Noteholder Shares, the Outside Date shall be delayed only to the extent necessary to allow for the Noteholder Commitment Party Replacement to be completed within the Noteholder Commitment Party Replacement Period.

(c)            Nothing in this Agreement shall be deemed to require a Commitment Party to purchase more than its Equity Commitment Percentage of the Unsubscribed Lender Shares and/or Unsubscribed Noteholder Shares, as applicable.

(d)            For the avoidance of doubt, notwithstanding anything to the contrary set forth in Section 9.4 but subject to Section 10.10, no provision of this Agreement shall relieve any Defaulting Commitment Party from liability hereunder in connection with such Defaulting Commitment Party’s Commitment Party Default.

Section 2.4             Subscription Escrow Account Funding.

(a)            Funding Notice.  No later than the second (2nd) Business Day following the Rights Offering Expiration Time, the Rights Offering Subscription Agent shall deliver to each Commitment Party a written notice (the “Funding Notice”) of (i) the number of Lender Rights Offering Shares elected to be purchased by the Rights Offering Participants who are Lenders and the aggregate Purchase Price therefor; (ii) the number of Noteholder Rights Offering Shares elected to be purchased by the Rights Offering Participants who are Noteholders and the aggregate Purchase Price therefor; (iii) the aggregate number of Unsubscribed Lender

Shares and the aggregate Purchase Price therefor; (iv) the aggregate number of Unsubscribed Noteholder Shares and the aggregate Purchase Price therefor; (v) the aggregate number of Unsubscribed Lender Shares (based upon such Commitment Party’s Equity Commitment Percentage) to be issued and sold by the Company to such Commitment Party and the aggregate Purchase Price therefor; (vi) the aggregate number of Unsubscribed Noteholder Shares (based upon such Commitment Party’s Equity Commitment Percentage) to be issued and sold by the Company to such Commitment Party and the aggregate Purchase Price therefor; and (vii) the escrow account to which such Commitment Party shall deliver and pay the aggregate Purchase Price for such Commitment Party’s Equity Commitment Percentage of the Unsubscribed Lender Shares and/or the Unsubscribed Noteholder Shares, as applicable (the “Subscription Escrow Account”).  The Rights Offering Subscription Agent shall promptly provide any written backup, information and documentation relating to the information contained in the applicable Funding Notice as any Commitment Party may reasonably request.

(b)            Subscription Escrow Account Funding.  No later than the fifth (5th) Business Day following receipt of the Funding Notice (such date, the “Subscription Escrow Funding Date”), each Commitment Party shall deliver and pay the aggregate Purchase Price for such Commitment Party’s Equity Commitment Percentage of the Unsubscribed Lender Shares and/or Unsubscribed Noteholder Shares, as applicable, by wire transfer in immediately available funds in U.S. dollars into the Subscription Escrow Account in satisfaction of such Commitment Party’s Equity Commitment.  The Subscription Escrow Account shall be established with an escrow agent satisfactory to the Required Commitment Parties and the Company pursuant to an escrow agreement in form and substance reasonably satisfactory to the Required Commitment Parties and the Company.  The funds held in the Subscription Escrow Account shall be released, and each Commitment Party shall receive from the Subscription Escrow Account the cash amount actually funded to the Subscription Escrow Account by such Commitment Party, plus any interest accrued thereon, within two (2) Business Days following the earlier to occur of (i) the termination of this Agreement in accordance with its terms and (ii) the Outside Date if, by such date, the Closing Date has not occurred.

Section 2.5             Closing.

(a)            Subject to Article VII, unless otherwise mutually agreed in writing between the Company and the Required Commitment Parties, the closing of the Equity Commitment (the “Closing”) shall take place on the Effective Date, simultaneously with the closing of the Rights Offering in accordance with the terms of the Rights Offering Procedures, at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036; it being understood that the Closing shall not occur until all of the conditions set forth in Article VII shall have been satisfied or waived in accordance with this Agreement (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions).  The date on which the Closing actually occurs shall be referred to herein as the “Closing Date”.

(b)            At the Closing, the funds held in the Subscription Escrow Account shall be released and utilized as set forth and in accordance with the Plan.

(c)            At the Closing, issuance of the Unsubscribed Shares will be made by the Company to each Commitment Party (or its designee in accordance with Section 2.6(a)) against payment of the aggregate Purchase Price for the Unsubscribed Shares of such Commitment Party.  Unless a Commitment Party requests delivery of a physical stock certificate, the entry of any Unsubscribed Shares to be delivered pursuant to this Section 2.5(c) into the account of a Commitment Party pursuant to the Company’s book entry procedures and delivery to such Commitment Party of an account statement reflecting the book entry of such Unsubscribed Shares shall be deemed delivery of such Unsubscribed Shares for purposes of this Agreement.  Notwithstanding anything to the contrary in this Agreement, all Unsubscribed Shares will be delivered with all issue, stamp, transfer, sales and use, or similar transfer Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by the Company.

Section 2.6             Designation and Assignment Rights.

(a)            Each Commitment Party shall have the right to designate by written notice to the Company no later than two (2) Business Days prior to the Closing Date that some or all of its Unsubscribed Shares be issued in the name of, and delivered to, one or more of its Affiliates or funds or accounts that are managed by such Commitment Party or its Affiliates (each, a “Related Purchaser”) upon receipt by the Company of payment therefor in accordance with the terms hereof, which notice of designation shall (i) be addressed to the Company and signed by such Commitment Party and each Related Purchaser, (ii) specify the number of Unsubscribed Shares to be delivered to or issued in the name of each such Related Purchaser and (iii) contain a confirmation by each such Related Purchaser of the accuracy of the representations set forth in Sections 5.6 through 5.9 as applied to such Related Purchaser; provided that no such designation pursuant to this Section 2.6(a) shall relieve such Commitment Party from its obligations under this Agreement.

(b)            Each Commitment Party shall have the right to sell, transfer and assign all or any portion of its Equity Commitment (without transferring all or any portion of its Prepetition 2007 Facility Claims or Convertible Note Claims, which transfers shall be governed by Section 2.6(c)) to (i) a Related Purchaser or (ii) with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), one or more Persons (other than a Related Purchaser) that is reasonably acceptable to the Required Commitment Parties (each such Related Purchaser or other Person, an “Ultimate Purchaser”) and that, in each case agrees in a writing addressed to the Company (A) to purchase such portion of such Commitment Party’s Equity Commitment, (B) to be fully bound by, and subject to, this Agreement and (C) to provide the representations and warranties set forth in Article V hereof; provided that no such sale, transfer or assignment pursuant to this Section 2.6(b) shall relieve any such Commitment Party from its obligations under this Agreement. In the event of a default by such transferee or assignee, as applicable, of its obligations hereunder to purchase any Unsubscribed Lender Shares or Unsubscribed Noteholder Shares, as applicable, the transferring or assigning Commitment Party shall be obligated to purchase such Unsubscribed Lender Shares or Unsubscribed Noteholder Shares, as applicable, within one (1) Business Day of receiving notice of such default.

(c)            In the event that any Commitment Party purports to sell, transfer or assign all or any portion of its Prepetition 2007 Facility Claims or its Convertible Note Claims (in each case before the Claims Record Date), then such transferee or assignee, as applicable, shall agree in a writing addressed to the Company (i) to assume a proportionate percentage of such Commitment Party’s Equity Commitment, (ii) that such transferee or assignee shall be fully bound by, and such Prepetition 2007 Facility Claims and/or Convertible Note Claims, as applicable, shall be fully subject to, this Agreement and (iii) to provide the representations and warranties set forth in Article V hereof; provided that no such sale, transfer or assignment pursuant to this Section 2.6(c) shall relieve such Commitment Party from any of its obligations under this Agreement.  In the event of a default by such transferee or assignee, as applicable, of its obligations hereunder to purchase any Unsubscribed Lender Shares or Unsubscribed Noteholder Shares, as applicable, the transferring or assigning Commitment Party shall be obligated to purchase such Unsubscribed Lender Shares or Unsubscribed Noteholder Shares, as applicable, within one (1) Business Day of receiving notice of such default.

ARTICLE III

EXPENSE REIMBURSEMENT

Section 3.1             Transaction Expenses.

(a)            On the Effective Date, the Company will reimburse or pay, as the case may be, the reasonable, actual and documented out-of-pocket costs and expenses incurred in connection with the Rights Offering, the Equity Commitment and the other transactions contemplated thereby and hereby (including investigating, negotiating and completing such transactions) of (i) in the case of the Supporting Lenders, Milbank, Tweed, Hadley & McCloy LLP and Houlihan Lokey Capital, Inc., in accordance with the applicable fee letter and (ii) in the case of the Supporting Noteholders, Akin Gump Strauss Hauer & Feld LLP and Jefferies LLC, in accordance with the applicable fee letter (collectively, “Transaction Expenses”), in each case to the extent that such fees and expenses are incurred on or prior to the earlier of (x) the termination of this Agreement and (y) the Effective Date.

(b)            The provision for the payment of the Transaction Expenses is an integral part of the transactions contemplated by this Agreement and without this provision the Commitment Parties would not have entered into this Agreement and such Transaction Expenses shall constitute an allowed administrative expense of the Company under Section 503(b)(1) and 507(a)(1) of the Bankruptcy Code.  The payment of Transaction Expenses hereunder shall not limit the payment of fees and expenses as contemplated in the Restructuring Support Agreement or in any other agreement by and among the Parties hereto; provided, however, that the payment of any fee or expense pursuant to this Section 3.1 shall not be duplicative with the payment of any fee or expense pursuant to the Restructuring Support Agreement or any other agreement by and among the parties hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Documents filed prior to the date hereof (excluding any risk factor disclosure and disclosure included in any “forward-looking statements” disclaimer or other statements included in such Company SEC Documents, in each case, that are predictive, forward-looking, non-specific or primarily cautionary in nature), (ii) the Disclosure Statement  (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in the Disclosure Statement, in each case, that are predictive, forward-looking, non-specific or primarily cautionary in nature), or (iii) the Company Disclosure Schedule, the Debtors, jointly and severally, hereby represent and warrant to the Commitment Parties  (unless otherwise set forth herein, as of the date of this Agreement and as of the Closing Date) as set forth below.  Any disclosure in the Company SEC Documents or the Disclosure Statement that is deemed to qualify a representation or warranty shall only so qualify a representation or warranty to the extent that it is made in such a way as to make the relevance of such disclosure to these representations and warranties reasonably apparent on its face.  Any reference in the Company Disclosure Schedule will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (x) the representations and warranties (or covenants, as applicable) that are contained in the corresponding Section of this Agreement and (y) any other representations and warranties that are contained in this Agreement if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties is reasonably apparent on its face.

Section 4.1             Organization and Qualification.  Each of the Company and each of its Subsidiaries (i) is a duly organized and validly existing corporation, limited liability company or limited partnership, as the case may be, in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the corporate or other applicable power and authority to own its property and assets and to transact the business in which it is currently engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business as currently conducted requires such qualifications.

Section 4.2             Corporate Power and Authority.

(a)            The Company has the requisite power and authority, subject to entry of the Confirmation Order, to enter into, execute and deliver this Agreement and perform each of its obligations hereunder and (ii) subject to entry of the Confirmation Order, to enter into, execute and deliver the Registration Rights Agreement and all other agreements to which it will be a party as contemplated by this Agreement and the Plan (this Agreement, the Registration Rights Agreement and such other agreements, collectively, the “Transaction Agreements”) and to perform its obligations under each of the Transaction Agreements (other than this Agreement).  Subject to entry of the Confirmation Order, the execution and delivery of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite corporate action on behalf of the Company, and no other corporate proceedings on the part of the Company are or will be necessary to authorize this Agreement or any of the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby.

(b)            Subject to entry of the Confirmation Order, each of the other Debtors has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver each Transaction Agreement to which such other Debtor is a party and to perform its obligations thereunder.  Subject to entry of the Confirmation Order, the execution and delivery of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite corporate action on behalf of each other Debtor party thereto, and no other corporate proceedings on the part of any other Debtor party thereto are or will be necessary to authorize this Agreement or any of the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby.

(c)            Subject to entry of the Confirmation Order, each of the Company and the other Debtors has the requisite corporate power and authority to perform its obligations under the Plan, and has taken all necessary corporate actions required for the due consummation of the Plan in accordance with its terms.

Section 4.3             Execution and Delivery; Enforceability.  Subject to entry of the Confirmation Order, this Agreement will have been, and each other Transaction Agreement will be, duly executed and delivered by the Company and each of the other Debtors party thereto, and the Debtors’ obligations hereunder and thereunder will constitute the valid and legally binding obligations of the Company and, to the extent applicable, the other Debtors, enforceable against the Company and, to the extent applicable, the other Debtors in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity whether applied in a court of law or a court of equity.

Section 4.4             Authorized and Issued Capital Stock.

(a)            On the Closing Date, (i) the issued and outstanding capital stock of the Company, including all Rights Offering Shares and all shares to be issued on the Effective Date pursuant to the Plan, will consist of 61,700,000 issued and outstanding shares of New Genco Common Stock, provided that the Company may adjust the number of shares to be issued in accordance with the terms of the Plan (ii) no shares of New Genco Common Stock will be held by the Company in its treasury, and (iii) no warrants to purchase shares of New Genco Common Stock will be issued and outstanding other than as provided under the Plan.

(b)            Except as set forth in Section 4.4(a), as of the Closing Date, no shares of capital stock or other equity securities or voting interest in the Company will have been issued, reserved for issuance or outstanding.

(c)            Except as described in this Section 4.4 and except as set forth in the Registration Rights Agreement, the Reorganized Genco Corporate Documents, the Emergence Credit Facilities or any employment agreement entered into as provided in the Plan or as otherwise specifically provided for by the Plan, as of the Closing Date, neither the Company nor any of its Subsidiaries will be party to or otherwise bound by or subject to any outstanding option, warrant, call, right, security, commitment, contract, arrangement or undertaking (including any preemptive right) that (i) obligates the Company or any of its Subsidiaries to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries, (ii) obligates the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, (iii) restricts the transfer of any shares of capital stock of the Company or any of its Subsidiaries or (iv) relates to the voting of any shares of capital stock of the Company.

Section 4.5             Issuance.  The shares of New Genco Common Stock to be issued pursuant to the Plan, including the shares of New Genco Common Stock to be issued in connection with the consummation of the Rights Offering and pursuant to the terms hereof, will, when issued and delivered on the Closing Date, be duly and validly authorized, issued and delivered and shall be fully paid and non-assessable, and free and clear of all Liens (other than transfer restrictions imposed hereunder or by applicable Law), preemptive rights, subscription and similar rights, other than any rights set forth in the Reorganized Genco Corporate Documents, and the Registration Rights Agreement.

Section 4.6             No Conflict.  Assuming the consents described in clauses (a) through (c) of Section 4.7 are obtained, the execution and delivery by the Company and, if applicable, its Subsidiaries of this Agreement, the Plan and the other Transaction Agreements, the compliance by the Company and, if applicable, its Subsidiaries with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not (a) materially conflict with, or result in a material breach, modification or violation of, any of the terms or provisions of, or constitute a material default under (with or without notice or lapse of time, or both), or result, except to the extent specified in the Plan, in the acceleration of, or the creation of any Lien under, or cause any material payment or consent to be required under any Contract to which the Company or any of its Subsidiaries will be bound as of the Closing Date after giving effect to the Plan or to which any of the property or assets of the Company or any of its Subsidiaries will be subject as of the Closing Date after giving effect to the Plan, (b) result in any violation of the provisions of the Reorganized Genco Corporate Documents or any of the organization documents of any of the Company’s Subsidiaries or (c)  result in any material violation of any Law or Order applicable to the Company or any of its Subsidiaries or any of their properties.

Section 4.7             Consents and Approvals.  No consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries or any of their properties (each an “Applicable Consent”) is required for the execution and delivery by the Company and, to the extent relevant, its Subsidiaries of this Agreement, the Plan and the other Transaction Agreements, the compliance by the Company and, to the extent relevant, its Subsidiaries with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (including compliance by each Commitment Party with its obligations hereunder and thereunder), except for (a) the entry of the Confirmation Order or any other order of the Bankruptcy Court reasonably necessary for the consummation of the transaction contemplated hereby, (b) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase of the Unsubscribed Shares by the Commitment Parties and the issuance of the Rights and the Rights

Offering Shares pursuant to the exercise of the Rights and (c) any other material Applicable Consent.

Section 4.8             Arm’s Length.  The Company acknowledges and agrees that (a) each of the Commitment Parties is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any of its Subsidiaries and (b) no Commitment Party is advising the Company or any of its Subsidiaries as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.

Section 4.9             Financial Statements.  The audited consolidated balance sheets of the Company as at December 31, 2013 and the unaudited consolidated balance sheets of the Company as at March 31, 2014 and the related consolidated statements of operations and of cash flows for the fiscal year or quarter, as the case may be, ended on such dates (collectively, the “Financial Statements”), present fairly the consolidated financial condition of the Company as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal period or quarter, as the case may be, then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

Section 4.10          Company SEC Documents and Disclosure Statement.  Since December 31, 2012, the Company has filed all reports, schedules, forms and statements with the SEC required to be so filed.  As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act applicable to such Company SEC Documents.  The Company has filed with the SEC all “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) that are required to be filed as exhibits to the Company SEC Documents.  No Company SEC Document, after giving effect to any amendments or supplements thereto and to any subsequently filed Company SEC Documents, in each case filed prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Disclosure Statement as approved by the Bankruptcy Court will conform in all material respects with Section 1125 of the Bankruptcy Code.

Section 4.11          Absence of Certain Changes.  From December 31, 2013 to the date hereof, no Event has occurred or exists that constitutes a Material Adverse Effect.

Section 4.12          No Violation; Compliance with Laws.  (i) The Company is not in violation of its articles of incorporation or by-laws, and (ii) no Subsidiary of the Company is in violation of its respective articles of organization or by-laws or similar organizational document in any material respect.  Neither the Company nor any of its Subsidiaries is or has been at any time since January 1, 2012 in material violation of any Law or Order.  There is and since January 1, 2012 has been no failure on the part of the Company to comply in all material respects with the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC thereunder.

Section 4.13          Legal Proceedings.  Other than the Chapter 11 Cases and any adversary proceedings or contested motions commenced in connection therewith, there are no material Actions pending or threatened to which the Company or any of its Subsidiaries is a party or to which any property of the Company or any of its Subsidiaries is the subject which in any manner draws into question the validity or enforceability of this Agreement, the Plan or the Transaction Agreements.

Section 4.14          Labor Relations.

(a)            Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice and there is (i) no unfair labor practice complaint pending against the Company or any of its Subsidiaries or, to the Company’s knowledge, threatened against any of them before the NLRB, and no grievance or arbitration proceeding arising out of or under any Collective Bargaining Agreement is so pending against the Company or any of its Subsidiaries or, to the Company’s knowledge, threatened against any of them and (ii) no strike, labor dispute, slowdown or stoppage pending against the Company or any of its Subsidiaries or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries which, in the case of clauses (i) and (ii) above, individually or in the aggregate, could result in material liability to the Company.

(b)            Section 4.14(b)(i) of the Company Disclosure Schedule lists all Collective Bargaining Agreements applicable to persons employed by the Company or any of its Subsidiaries in effect as of the date of this Agreement and the status of any negotiations, in each case as of the date of this Agreement.  Section 4.14(b)(ii) of the Company Disclosure Schedule lists any jurisdiction in which the employees of the Company or any of its Subsidiaries are represented by a works council or similar entity.  To the Knowledge of the Company, no union organizing efforts or Employee Representatives’ elections are underway or threatened with respect to employees of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is subject to any material obligation (whether pursuant to Law or Contract) to notify, inform and/or consult with, or obtain consent from, any Employee Representative regarding the transactions contemplated by this Agreement prior to entering into this Agreement.

(c)            The Company and its Subsidiaries are in material compliance with all Laws and requirements respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, classification of employees, hours and benefits, non-discrimination in employment, workers’ compensation and the collection and payment of withholding and/or payroll taxes and similar taxes.  The Company and each of its Subsidiaries has complied in all material respects with its payment obligations to all employees of the Company and any of its Subsidiaries in respect of all wages, salaries, fees, commissions, bonuses, overtime pay, holiday pay, sick pay, benefits and all other compensation, remuneration and emoluments due and payable to such employees under any Company Plan or any applicable Collective Bargaining Agreement or Law, except, for the avoidance of doubt, for any payments that are not permitted by the Bankruptcy Court or the Bankruptcy Code.

Section 4.15          Intellectual Property.  (a) The Company and its Subsidiaries exclusively own, free and clear of all Liens (except for (i) Liens that are described in the Company SEC Documents filed prior to the date hereof, (ii) Permitted Liens or (iii) Material Contracts), all of their (A) patents and registered Intellectual Property (and all applications therefor) and (B) proprietary unregistered Intellectual Property, in each case, that is owned or purported to be owned by the Company and its Subsidiaries and is material to the businesses of the Company and its Subsidiaries, and all of the items in clause (a) are subsisting, unexpired, and to the Knowledge of the Company are valid and enforceable; (b) the Company has not received any written notice that any material Intellectual Property owned by the Company or its Subsidiaries is being infringed, misappropriated or violated (“Infringed”) by any other Person, and to the Knowledge of the Company, no such Intellectual Property is being Infringed; (c) the conduct of the businesses of the Company and its Subsidiaries as presently conducted does not Infringe any Intellectual Property of any other Person and no Person has alleged same in writing, except for allegations that have since been resolved or in connection with the Chapter 11 Cases and any adversary proceedings or contested motions commenced in connection therewith; and (iv) the Company and its Subsidiaries take commercially reasonable actions to maintain and protect (1) the confidentiality of their trade secrets and confidential information and (2) the integrity, security and continuous operation of their material software, systems, websites and networks (and all data therein), and, in the one year prior to the date of this Agreement, there have been no material outages, interruptions, or breaches of same.

Section 4.16          Title to Real and Personal Property.

(a)            Real Property.  Neither the Company nor any of its Subsidiaries owns any Owned Real Property.

(b)            Leased Real Property.  All material Real Property Leases necessary for the operation of the Post-Effective Date Business are valid, binding and enforceable against the Company or its relevant Subsidiary, and, to the Knowledge of the Company, the other parties thereto, and no written notice to terminate, in whole or part, any of such leases has been delivered to the Company or any of its Subsidiaries (nor, to the Knowledge of the Company, has there been any indication that any such notice of termination will be served).  Other than as a result of the filing of the Chapter 11 Cases, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any material Real Property Lease necessary for the operation of the Post-Effective Date Business is in material default or breach under the terms thereof.

(c)            Personal Property.  The Company or one of its Subsidiaries has good title or, in the case of leased assets, a valid leasehold interest, free and clear of all Liens, to all of the tangible personal property and assets, except for (i) Liens that are described in (x) the Company SEC Documents filed prior to the date hereof, (y) the Plan or (z) the Disclosure Statement or (ii) Permitted Liens.

Section 4.17          No Undisclosed Relationships.  No relationship, direct or indirect, exists between or among the Company or any of its Subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of its Subsidiaries, on the other hand, that is required by the Exchange Act to be described in the

Company SEC Documents and that are not so described in the Company SEC Documents, except for the transactions contemplated by this Agreement.

Section 4.18          Licenses and Permits.  The Company and its Subsidiaries possess all material licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate Governmental Entities that are necessary for the ownership or lease of their respective properties and the conduct of the Post-Effective Date Business, in each case.  Neither the Company nor any of its Subsidiaries (i) has received notice of any revocation or modification of any such license, certificate, permit or authorization or (ii) has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

Section 4.19          Environmental.  Each of the Company and its Subsidiaries is, and all of their respective vessels are, in material compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries is liable for any material penalties, fines or forfeitures for failure to comply with any of the foregoing.  All material licenses, permits, registrations or approvals required for the business of the Company and each of its Subsidiaries under any Environmental Law have been secured and each of the Company and each of its Subsidiaries is in material compliance therewith.  Neither the Company nor any of its Subsidiaries is in any respect in noncompliance with, breach of or default under any applicable writ, Order, judgment, injunction, or decree to which the Company or such Subsidiary is a party or which would affect the ability of the Company or such Subsidiary to operate any assets, property or other facility thereof and no event has occurred and is continuing which, with the passage of time or the giving of notice or both, would constitute a material noncompliance, breach of or default thereunder.  There are no material Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and within the past five (5) years have not been any such Environmental Claims.  There are no facts, circumstances, conditions or occurrences on any asset, property or other facility owned or operated by the Company or any of its Subsidiaries that is reasonably likely (a) to form the basis of a material Environmental Claim against the Company, any of its Subsidiaries or any asset, property or other facility owned by the Company or any of its Subsidiaries, or (b) to cause such assets, properties or other facilities to be subject to any material restrictions on its ownership, occupancy, use or transferability under any Environmental Law. All of the Company’s and Subsidiaries’ vessels are double hull tankers to the extent required to be double-hulled under applicable Environmental Law.

Section 4.20          Tax Returns and Payments.  Each of the Company and each of its Subsidiaries has timely filed all returns, statements, forms and reports for or relating to Taxes with respect to the income, properties or operations of the Company and/or any of its Subsidiaries (collectively, the “Tax Returns”) and such Tax Returns are accurate in all material respects. The Company and each of its Subsidiaries have at all times paid Taxes that have become due and payable, except for Taxes that are being contested in good faith or Taxes for which an adequate reserve has been established (in accordance with GAAP).  There are no Actions now pending or, to the best Knowledge of the Company, threatened in writing by any authority regarding any Taxes relating to the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has entered into an agreement or waiver, or been requested to enter into an agreement or waiver, extending any statute of limitations relating to the payment or collection of Taxes of the Company or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Company or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.

Section 4.21          Compliance with ERISA.

(a)            Section 4.21(a) of the Company Disclosure Schedule sets forth each Company Plan.  Each Company Plan, other than any Multiemployer Plan (and each related trust, insurance contract or fund), is in substantial compliance with its terms and with all applicable laws, including without limitation ERISA and the Code; each Company Plan, other than any Multiemployer Plan (and each related trust, if any), which is intended to be qualified under Section 401 (a) of the Code has received a determination letter, or is entitled to rely on an opinion letter, from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code; no ERISA Event has occurred or is reasonably expected to occur; no ERISA  Plan has an Unfunded Current Liability in an amount material to the Company’s operation; all contributions required to be made with respect to a Company Plan have been or will be timely made (except as disclosed on Section 4.21(a) of the Company Disclosure Schedule); using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the Company and its Subsidiaries and ERISA Affiliates would have no material liabilities to any Multiemployer Plans in the event of a complete withdrawal therefrom; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Company, any of its Subsidiaries, or any ERISA Affiliate has at all times been operated in material compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; and the Company and its Subsidiaries do not maintain or contribute to any employee welfare plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Company Plan the obligations with respect to which could reasonably be expected to have a Material Adverse Effect.

(b)            Each Foreign Pension Plan, if any, has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities.  All contributions required to be made with respect to a Foreign Pension Plan have been or will be timely made.  Neither the Company nor any of its Subsidiaries has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Pension Plan.  Neither the Company nor any of its Subsidiaries maintains or contributes to any Foreign Pension Plan the obligations with respect to which could in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 4.22          Internal Control Over Financial Reporting.  The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that complies in all material respects with the requirements of the Exchange Act and has been designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  The Company is not aware of any material weaknesses in its internal control over financial reporting.

Section 4.23          Disclosure Controls and Procedures.  The Company (i) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, based upon the most recent evaluation by the President and Chief Financial Officer of the Company of the Company’s internal control over financial reporting, to its auditors and the audit committee of the Board (A) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 4.24          Material Contracts.  All Material Contracts are valid, binding and enforceable against (a) the Company or its relevant Subsidiary and (b) to the Knowledge of the Company, each counterparty thereto, and no written notice to terminate, in whole or part, any Material Contract has been delivered to the Company or any of its Subsidiaries.  Other than as a result of the filing of the Chapter 11 Cases, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Material Contract, is in material default or breach under the terms thereof.  For purposes of this Agreement, “Material Contract” means any Contract necessary for the operation of the Post- Effective Date Business that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act ) that the Company would be required to disclose on a Current Report filed with the SEC on Form 8-K.

Section 4.25          No Unlawful Payments.  Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees nor, to the Knowledge of the Company, any agent or other Person acting on behalf of the Company or any of its Subsidiaries, has in any material respect:  (a) used any funds of the Company or any of its Subsidiaries for any unlawful contribution, gift, entertainment or other unlawful expense, in each case relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (d) made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

Section 4.26          Compliance with Money Laundering Laws.  The operations of the Company and its Subsidiaries are and have been at all times conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar Laws (collectively, the “Money Laundering Laws”) and no material action, suit or proceeding by or before any Governmental Entity or any arbitrator involving the Company or any of its

Subsidiaries with respect to Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

Section 4.27          Compliance with Sanctions Laws.  Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees nor, to the Knowledge of the Company, any agent or other Person acting on behalf of the Company or any of its Subsidiaries, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.  The Company will not directly or indirectly use the proceeds of the Rights Offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person that, to the Knowledge of the Company, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

Section 4.28          No Broker’s Fees.  Except as set forth on Section 4.28 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Contract with any Person (other than this Agreement or the) that would give rise to a valid claim against the Commitment Parties for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the sale of the Unsubscribed Shares.

Section 4.29          No Registration Rights.  Except as set forth on Section 4.29 of the Company Disclosure Schedule and except as provided for pursuant to the Registration Rights Agreement, no Person has the right to require the Company or any of its Subsidiaries to register any securities for sale under the Securities Act.

Section 4.30          Takeover Statutes.  No Takeover Statute is applicable to this Agreement, the Equity Commitment and the other transactions contemplated by this Agreement.  As of the entry of the Confirmation Order, the Board shall have authorized and approved the issuance of the New Genco Common Stock and the Rights Offering Shares pursuant to this Agreement, the Plan and the Rights Offering.

Section 4.31          Investment Company Act.  Neither the Company nor any of its Subsidiaries is any “investment company” or an “affiliated person” of, or a “promoter” or “principal underwriter” for or a company “controlled” by an “investment company” as such terms are defined in the U.S. Investment Company Act of 1940, as amended; neither the entry into of this Agreement, the Plan or the Transaction Agreements, nor the application of the proceeds nor the consummation of the other transactions contemplated hereby or thereby, will violate any provision of such act or any rule, regulation or order of the SEC thereunder.

Section 4.32          No Marshall Islands Filing Necessary.  To ensure the enforceability or admissibility in evidence of this Agreement, the Plan and each of the Transaction Agreements, it is not necessary that any of this Agreement, the Plan or any Transaction Agreement be filed or recorded with any court or any other authority in the Marshall Islands or any political subdivision thereof or that any stamp or similar tax be paid hereon or thereon or in respect hereof or thereof other than in connection with a proceeding brought to enforce the same; provided that the Articles of Incorporation must be filed with the Registrar of Corporations of the Republic of the Marshall Islands in order to become effective.

Section 4.33          Insurance.  The Company and its Subsidiaries have insured their properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses.  All premiums due and payable in respect of material insurance policies maintained by the Company and its Subsidiaries have been paid.  The Company reasonably believes that the insurance maintained by or on behalf of the Company and its Subsidiaries is adequate in all material respects.  As of the date hereof, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice from any insurer or agent of such insurer with respect to any material insurance policies of the Company and its Subsidiaries of cancellation or termination of such policies, other than such notices which are received in the ordinary course of business or for policies that have expired on their terms.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMMITMENT PARTIES

Each Commitment Party represents and warrants, as to itself only (unless otherwise set forth herein, as of the date of this Agreement and as of the Closing Date) as set forth below.

Section 5.1             Incorporation.  To the extent applicable, such Commitment Party is a legal entity duly organized, validly existing and, if applicable, in good standing (or the equivalent thereof) under the laws of its jurisdiction of incorporation or organization.

Section 5.2             Corporate Power and Authority.  To the extent applicable, such Commitment Party has the requisite corporate, limited partnership or limited liability company power and authority to enter into, execute and deliver this Agreement and each other Transaction Agreements to which such Commitment Party is a party and to perform its obligations hereunder and thereunder and has taken all necessary corporate, limited partnership or limited liability company action required for the due authorization, execution, delivery and performance by it of this Agreement and the other Transaction Agreements.

Section 5.3             Execution and Delivery.  This Agreement and each other Transaction Agreement to which such Commitment Party is a party (a) has been, or prior to its execution and delivery will be, duly and validly executed and delivered by such Commitment Party and (b) when executed and delivered, will constitute the valid and binding obligations of such Commitment Party, enforceable against such Commitment Party in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity whether applied in a court of law or a court of equity.

Section 5.4             No Conflict.  Assuming that the consents referred to in clauses (a) and (b) of Section 5.5 are obtained, the execution and delivery by such Commitment Party of this Agreement and, to the extent applicable, the other Transaction Agreements, the compliance by such Commitment Party with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (a) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result in the acceleration of, or the creation of any Lien under, any Contract to which such Commitment Party is a party or by which such Commitment Party is bound or to which any of the properties or assets of such Commitment Party are subject, (b) will not result in any violation of the provisions of the certificate of incorporation or by-laws (or comparable constituent documents) of such Commitment Party and (c) will not result in any material violation of any Law or Order applicable to such Commitment Party or any of its properties, except, in each case, for any conflict, breach, violation, default, acceleration or Lien which would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact such Commitment Party’s performance of its obligations under this Agreement.

Section 5.5            Consents and Approvals.  No consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over such Commitment Party or any of its properties is required for the execution and delivery by such Commitment Party of this Agreement and, to the extent applicable, the Transaction Agreements, the compliance by such Commitment Party with all of the provisions hereof and thereof and the consummation of the transactions (including the purchase by such Commitment Party of its Equity Commitment Percentage of the Unsubscribed Shares) contemplated herein and therein, except any consent, approval, authorization, order, registration or qualification which, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact such Commitment Party’s performance of its obligations under this Agreement.

Section 5.6            No Registration.  Such Commitment Party understands that the Backstop Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of such Commitment Party’s representations as expressed herein or otherwise made pursuant hereto.

Section 5.7             Purchasing Intent.  Such Commitment Party is acquiring the Backstop Shares for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities Laws, and such Commitment Party has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with applicable securities Laws.

Section 5.8             Sophistication; Investigation.  Such Commitment Party acknowledges that (i) the Backstop Shares have not been registered pursuant to the Securities Act and (ii) except as provided in the Registration Rights Agreement, the Company shall not be required to effect any registration or qualification of the Backstop Shares under the Securities Act. Such Commitment Party has made its own inquiry and investigation into the Company and has undertaken such investigation and had access to such information as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement.  Such Commitment Party has not relied on any advice from the Company or its representatives regarding the tax consequences of an investment in the Backstop Shares.  Such Commitment Party has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Backstop

Shares being acquired hereunder.  Such Commitment Party is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act.  Such Commitment Party understands and is able to bear any economic risks associated with such investment (including the necessity of holding the Backstop Shares for an indefinite period of time), including a complete loss of its investment in the Backstop Shares.  In evaluating the suitability of an investment in the Backstop Shares, such Commitment Party has not relied upon any representation or warranty of any Person by or on behalf of the Company other than those representations and warranties that are expressly set forth in this Agreement and the Restructuring Support Agreement, whether written or oral.

Section 5.9            No Broker’s Fees.  Such Commitment Party is not a party to any Contract with any Person (other than this Agreement) that would give rise to a valid claim against the Company, for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the sale of the Backstop Shares.

Section 5.10         Votable Claims.

(a)            As of the date of this Agreement, such Commitment Party (together with its applicable Affiliates) is the beneficial owner of, or the investment advisor or manager for the beneficial owner of, the aggregate principal amount of Votable Claims as set forth opposite such Commitment Party’s name under the columns titled “Controlled 2007 Facility Votable Claims” and “Controlled Convertible Notes Votable Claims” on Schedule 3 attached hereto (such Votable Claims, the “Beneficially Controlled Votable Claims”); and

(b)            As of the date of this Agreement, such Commitment Party (together with its applicable Affiliates) has the full power to vote, dispose of and compromise the aggregate principal amount of the Beneficially Controlled Votable Claims.

(c)            As of the date of this Agreement, such Commitment Party has not entered into any other agreement to assign, sell, participate, grant, or otherwise transfer, in whole or in part, any portion of its right, title or interest in such Beneficially Controlled Votable Claims where such assignment, sale, participation, grant, conveyance or transfer would prohibit such Commitment Party from complying with the terms of this Agreement.

Section 5.11          Sufficiency of Funds.  Such Commitment Party has, and such Commitment Party on the Effective Date will have, sufficient immediately available funds to make and complete the payment of the aggregate Purchase Price for its Equity Commitment Percentage of the Backstop Shares.

Section 5.12          Arm’s Length.  Such Commitment Party acknowledges and agrees that the Company is acting solely in the capacity of an arm’s length contractual counterparty to such Commitment Party with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering).

ARTICLE VI

ADDITIONAL COVENANTS

Section 6.1            Confirmation Order and Plan.  The Company shall use its commercially reasonable efforts, consistent with the Restructuring Support Agreement, to (a) obtain the entry of the Plan Solicitation Order and the Confirmation Order and (b) cause the Plan Solicitation Order and the Confirmation Order to become final orders (including by requesting that such orders be a final order immediately upon entry by the Bankruptcy Court pursuant to a waiver of Bankruptcy Rules 3020 and 6004(h), as applicable), in each case, as soon as reasonably practicable following the filing of the motion seeking entry of such orders.

Section 6.2             Conduct of Business.  Except (a) as explicitly set forth in this Agreement or otherwise contemplated by the Disclosure Statement and Plan or (b) with the express consent of Required Commitment Parties (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with its terms (the “Pre-Closing Period”), (i) the Company shall, and shall cause each of its Subsidiaries to carry on its business in the ordinary course and use its commercially reasonable efforts to (A) preserve intact its Post-Effective Date Business, (B) keep available the services of its officers and employees and (C) preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with the Company or its Subsidiaries in connection with the Post-Effective Date Business and (ii) the Company shall not, and shall not permit any of its Subsidiaries to, enter into any transaction that is material to the Post-Effective Date Business other than (A) in the ordinary course of business to the extent necessary to conduct Company operations in a manner consistent with the financial and business projections provided to the Commitment Parties prior to the date hereof, (B) other transactions after prior notice to the Commitment Parties to implement tax planning which transactions are not reasonably expected to materially adversely affect any Commitment Party and (C) such other transactions disclosed to the Commitment Parties in writing prior to the date hereof.  Notwithstanding any other provision in this Agreement, nothing in this Agreement shall give the Commitment Parties, directly or indirectly, any right to control or direct the operations of the Company and its Subsidiaries prior to the Closing Date.  Prior to the Closing Date, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the business of the Company and its Subsidiaries.

Section 6.3            Access to Information.  Subject to applicable Law and appropriate assurance of confidential treatment, upon reasonable notice during the Pre-Closing Period, the Company shall (and shall cause its Subsidiaries to) afford the Commitment Parties and their Representatives upon request reasonable access, during normal business hours and without unreasonable disruption or interference with the Company’s and its Subsidiaries’ business or operations, to the Company’s and its Subsidiaries’ employees, properties, books, contracts and records and, during the Pre-Closing Period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to such parties all reasonable information concerning the Company’s and its Subsidiaries’ business, properties and personnel as may reasonably be requested by any such party, provided that the foregoing shall not require the Company (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would cause the

Company or any of its Subsidiaries to violate any of their respective obligations with respect to confidentiality to a third party if the Company shall have used its commercially reasonable efforts to obtain, but failed to obtain, the consent of such third party to such inspection or disclosure, (b) to disclose any legally privileged information of the Company or any of its Subsidiaries or (c) to violate any applicable Laws; provided further that the Company shall deliver to the Commitment Parties a schedule setting forth a description of any requested information not provided to the Commitment Parties pursuant to clauses (a) through (c) above (in the case of clause (a), to the extent not prohibited from doing so).  All requests for information and access made in accordance with this Section 6.3 shall be directed to an executive officer of the Company or such person as may be designated by the Company’s executive officers.

Section 6.4            Commercially Reasonable Efforts.

(a)            Without in any way limiting any other respective obligation of the Company or any Commitment Party in this Agreement, the Company shall use (and shall cause its Subsidiaries to use), and each Commitment Party shall use, commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Plan, including using commercially reasonable efforts in:

(i)             timely preparing and filing all documentation reasonably necessary to effect all necessary notices, reports and other filings of such Party and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or Governmental Entity;

(ii)            defending any Actions challenging this Agreement, the Plan or any other Transaction Agreement or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed; and

(iii)           working together in good faith to finalize the Registration Rights Agreement and Reorganized Genco Corporate Documents for timely inclusion in the Plan and Plan Supplement and filing with the Bankruptcy Court.

(b)            Subject to applicable Laws relating to the exchange of information, the Commitment Parties and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on all of the information relating to Commitment Parties or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement or the Plan; provided, however, neither the Company nor the Commitment Parties are required to provide for review in advance declarations or other evidence submitted in connection with any filing with the Bankruptcy Court.  In exercising the foregoing rights, each of the Company and the Commitment Parties shall act reasonably and as promptly as practicable.

(c)            Nothing contained in this Section 6.4 shall limit the ability of any Commitment Party to consult with the Debtors, to appear and be heard, or to file objections, concerning any matter arising in the Chapter 11 Cases.

Section 6.5            Registration Rights Agreement.  The Plan will provide that from and after the Closing Date each Commitment Party (including any Related Purchaser or Ultimate Purchaser) who purchases Backstop Shares shall be a party to the Registration Rights Agreement and shall be entitled to registration rights thereunder with respect to all such Backstop Shares.  A form of the Registration Rights Agreement shall be filed with the Bankruptcy Court as part of the Plan Supplement.

Section 6.6            Blue Sky.  The Company shall, on or before the Closing Date, take such action, if any, as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Backstop Shares issued hereunder for, sale to the Commitment Parties at the Closing Date pursuant to this Agreement under applicable securities and “Blue Sky” Laws of the states of the United States (or to obtain an exemption from such qualification) and any applicable foreign jurisdictions, and shall provide evidence of any such action so taken to the Commitment Parties on or prior to the Closing Date.  The Company shall timely make all filings and reports, if any, relating to the offer and sale of the Backstop Shares issued hereunder required under applicable securities and “Blue Sky” Laws of the states of the United States following the Closing Date.  The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 6.6.

Section 6.7            DTC Eligibility.  The Company shall use commercially reasonable efforts to promptly make, when applicable from time to time upon and after the Closing, all Unlegended Shares eligible for deposit with the Depository Trust Company.  “Unlegended Shares” means any shares of New Genco Common Stock acquired by the Commitment Parties (including any Related Purchaser or Ultimate Purchaser) pursuant to this Agreement and the Plan, including all Backstop Shares and all shares issued to the Commitment Parties pursuant to the Rights Offering, that do not require, or are no longer subject to, the Legend.

Section 6.8            Share Legend.  Each certificate evidencing Backstop Shares that are issued hereunder, and each certificate issued in exchange for or upon the transfer, sale or assignment of any such shares, shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

In the event that any such Backstop Shares are uncertificated, such shares shall be subject to a restrictive notation substantially similar to the Legend in the stock ledger or other appropriate records maintained by the Company or agent and the term “Legend” shall include such restrictive notation.  The Company shall remove the legend (or restrictive notation, as applicable) set forth above from the certificates evidencing any such Backstop Shares (or the Company’s stock records, in the case of uncertified shares) at any time after the restrictions described in such legend cease to be applicable, including, as applicable, when such shares may be sold under Rule 144.  The Company may reasonably request such opinions, certificates or other evidence that such restrictions no longer apply.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 7.1            Conditions to the Obligation of the Commitment Parties.  The obligations of each Commitment Party to consummate the transactions contemplated hereby shall be subject to (unless waived in accordance with Section 7.2) the satisfaction of the following conditions.

(a)            Plan Solicitation Order.  The Bankruptcy Court shall have entered the Plan Solicitation Order, such order shall be in full force and effect, and such order shall not be subject to a stay.

(b)            Confirmation Order.  The Bankruptcy Court shall have entered the Confirmation Order, such order shall be in full force and effect, and not subject to a stay.

(c)            Plan.  The Company and all of the other Debtors shall have complied, in all material respects, with the terms of the Plan that are to be performed by the Company and the other Debtors on or prior to the Effective Date and the conditions to the occurrence of the Effective Date set forth in the Plan and the Confirmation Order shall have been satisfied or waived in accordance with the terms thereof and the Plan.

(d)            Rights Offering.  The Rights Offering shall have been conducted, in all material respects, in accordance with the Plan Solicitation Order and this Agreement, and the Rights Offering Expiration Time shall have occurred.

(e)            Registration Rights Agreement.  The Registration Rights Agreement shall have been executed and delivered by the Company and shall otherwise have become effective with respect to the Registration Rights Commitment Parties and the other parties thereto.

(f)            Consents.  All governmental and third party notifications, filings, consents, waivers and approvals set forth on Schedule 4 and required for the consummation of the transactions contemplated by this Agreement and the Plan shall have been made or received.

(g)            No Legal Impediment to Issuance.  No Law or Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the transactions contemplated by this Agreement.

(h)            Disclosure Schedules.  Any Company Disclosure Schedules delivered by the Company after the date hereof shall be in form and substance reasonably satisfactory to the Required Commitment Parties.

(i)            Representations and Warranties.

(i)            The representations and warranties of the Debtors contained in Sections 4.2, 4.3, 4.4, 4.5 and 4.6(b) shall be true and correct in all material respects at and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

(ii)            All other representations and warranties of the Debtors contained in this Agreement shall be true and correct (disregarding all materiality or Material Adverse Effect qualifiers) at and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct does not constitute a Material Adverse Effect.

(j)            Covenants.  The Debtors shall have performed and complied, in all material respects, with all of their respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Closing Date.

(k)            Officer’s Certificate.  The Commitment Parties shall have received on and as of the Closing Date a certificate of the chief executive officer or chief financial officer of the Company confirming that the conditions set forth in Sections 7.1(i) and (j) have been satisfied.

(l)            Material Adverse Effect.  From December 31, 2013 to the Closing Date, there shall not have occurred, and there shall not exist, any Event that constitutes a Material Adverse Effect.

Section 7.2            Waiver of Conditions to Obligation of Commitment Parties.  All or any of the conditions set forth in Section 7.1 may only be waived in whole or in part with respect to all Commitment Parties by a written instrument executed by each of the Required Commitment Parties in their sole discretion and if so waived, all Commitment Parties shall be bound by such waiver.

Section 7.3            Conditions to the Obligation of the Company.  The obligation of the Company and the other Debtors to consummate the transactions contemplated hereby with any Commitment Party is subject to (unless waived by the Company) the satisfaction of each of the following conditions:

(a)            Plan Solicitation Order.  The Bankruptcy Court shall have entered the Plan Solicitation Order, such order shall be in full force and effect, and such order shall not be subject to a stay.

(b)            Confirmation Order.  The Bankruptcy Court shall have entered the Confirmation Order, such order shall be in full force and effect, and not subject to a stay.

(c)            Conditions to the Plan.  The conditions to the occurrence of the Effective Date of the Plan as set forth in the Plan and in the Confirmation Order shall have been satisfied or waived in accordance with the terms thereof and the Plan.

(d)            No Legal Impediment to Issuance.  No Law or Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the transactions contemplated by this Agreement.

(e)            Representations and Warranties.  The representations and warranties of each Commitment Party contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

(f)            Covenants.  The applicable Commitment Party shall have performed and complied, in all material respects, with all of its covenants and agreements contained in this Agreement and in any other document delivered pursuant to this Agreement.

(g)            Restructuring Support Agreement.  The Restructuring Support Agreement shall not have been terminated pursuant to a Termination Event (as defined therein) arising under Section 11(a), 11(b) or 11(e) thereof.

ARTICLE VIII

INDEMNIFICATION AND CONTRIBUTION

Section 8.1            Indemnification Obligations.  Indemnification Obligations.  The Company and the other Debtors (the “Indemnifying Parties” and each an “Indemnifying Party”) shall, jointly and severally, indemnify and hold harmless each Commitment Party, the Prepetition 2007 Facility Agent, their Affiliates, shareholders, members, partners and other equity holders, general partners, managers and their respective Representatives, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses (other than Taxes of the Commitment Parties but subject to the last sentence of Section 2.5(c)) (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with this Agreement, including the Equity Commitments, the Rights Offering, the use of the proceeds of the Rights Offering, any breach by the Debtors of this Agreement or the negotiation and documentation of the Plan, for any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such proceedings are brought by the Company, the other Debtors, their respective equity holders, Affiliates, creditors or any other Person, and reimburse each Indemnified Person upon demand for reasonable and documented (subject to redaction to preserve attorney client and work product privileges) legal or other third-party expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement or the Plan are consummated or whether or not this Agreement is terminated; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (a) caused by a Commitment Party Default by a Commitment Party, (b) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct or gross negligence of such Indemnified Person or (c) to the extent they arise from the breach by a Commitment Party of its representations, warranties, covenants or agreements set forth herein.

Section 8.2            Indemnification Procedure.  Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof, specifying in reasonable detail the Losses paid, incurred or otherwise arising; provided that (a) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure  and (b) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Article VIII.  Such notice will be accompanied by copies of reasonably sufficient documentation with respect to such claim, challenge, litigation, investigation or proceeding, including any summons, complaint or other pleading that may have been served and any written demand or any other document or instrument directly relating thereto.  In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims.  Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required) and that all such expenses shall be reimbursed as they occur), (ii) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of commencement of the Indemnified Claims, (iii) the Indemnifying Party shall have failed or is failing to defend such claim, and is provided written notice of such failure by the Indemnified Person and such failure is not reasonably cured within ten (10) Business Days of receipt of such notice, or (iv) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.  Notwithstanding anything herein to the contrary, the Company and its Subsidiaries shall have sole control over any Tax controversy or Tax audit and shall be permitted to settle any liability for Taxes of the Company and its Subsidiaries.

Section 8.3            Settlement of Indemnified Claims.  The Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected without its written consent (which consent shall not be unreasonably withheld).  If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, the provisions of this Article VIII.  The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld in the Indemnified Person’s sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

Section 8.4            Contribution.  If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 8.1, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations.  The Indemnifying Parties also agree that no Indemnified Person shall have any liability based on their comparative or contributory negligence or otherwise to the Indemnifying Parties, any Person asserting claims on behalf of or in right of any of the Indemnifying Parties, or any other Person in connection with an Indemnified Claim.

Section 8.5            Treatment of Indemnification Payments.  All amounts paid by the Indemnifying Party to an Indemnified Person under this Article VIII shall, to the extent permitted by applicable Law, be treated as adjustments to the Purchase Price for all Tax purposes.

Section 8.6            No Survival.  All representations, warranties, covenants and agreements made in this Agreement shall not survive the Closing Date except for covenants and agreements that by their terms are to be satisfied after the Closing Date, which covenants and agreements shall survive until satisfied in accordance with their terms.

ARTICLE IX

TERMINATION

Section 9.1            Termination Rights.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date (including at any time prior to entry of the Confirmation Order):

(a)            by mutual written consent of the Company and the Required Commitment Parties;

(b)            by the Company by written notice to each Commitment Party or by the Required Commitment Parties by written notice to the Company if any Law or Order shall have been enacted, adopted or issued by any Governmental Entity, that prohibits the implementation of the Plan or the Rights Offering or the transactions contemplated by this Agreement or the other Transaction Agreements;

(c)            by the Required Commitment Parties upon written notice to the Company if:

(i)            the Company or the other Debtors shall have breached any representation, warranty, covenant or other agreement made by the Company or the other Debtors in this Agreement or any such representation and warranty shall have become inaccurate after the date of this Agreement, and such breach or inaccuracy would, individually or in the aggregate, result in a failure of a condition set forth in Section 7.1(i) or Section 7.1(j), if continuing on the Closing Date, being satisfied and such breach or inaccuracy is not cured by the Company or the other Debtors by the earlier of (A) the tenth (10th) Business Day after the giving of notice thereof to the Company by any Commitment Party and (B) the third (3rd) Business Day prior to the Outside Date; provided that the Commitment Parties shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if they are then in breach of any representation, warranty, covenant or other agreement hereunder that would result in the failure of any condition set forth in Section 7.3 being satisfied; or

(ii)            any of the Chapter 11 Cases shall have been dismissed or converted to a case under chapter 7 of the Bankruptcy Code, or the Bankruptcy Court has entered an Order in any of the Chapter 11 Cases appointing an examiner or trustee with expanded powers to oversee or operate the Debtors in the Chapter 11 Cases; and

(d)            by the Commitment Parties owning more than 66 2/3% of the aggregate principal outstanding under the 2007 Facility held by all Commitment Parties, if any Event occurs or occurred on or after March 31, 2014 that, either alone or in combination with any other Event, has had or would reasonably be expected to have a Material Adverse Effect.

Section 9.2            Automatic Termination.  This Agreement shall terminate automatically upon the termination of the Restructuring Support Agreement either (a) by the Company pursuant to a Termination Event (as defined therein) arising under Section 11(a) or

11(b) thereof or  (b) with respect to the Supporting 2007 Facility Lenders (as defined in the Restructuring Support Agreement).

Section 9.3            Termination as to the Supporting Noteholders.

(a)            Upon the termination of the Restructuring Support Agreement with respect to the Supporting Noteholders (as defined in the Restructuring Support Agreement), the obligations of the Supporting Noteholders hereunder shall be automatically terminated and, subject to Section 9.5(a)(iii), there shall be no further obligations or liabilities hereunder on the part of any Supporting Noteholder.

(b)            The Commitment Parties who own more than 66 2/3% of the aggregate Convertible Notes claims held by all Commitment Parties who (i) were not Supporting Lenders (as defined in the Restructuring Support Agreement) on April 3, 2014 and (ii) are members of the ad hoc group of Noteholders represented by Akin, Gump, Strauss, Hauer & Feld LLP may terminate the obligations of the Supporting Noteholders hereunder (in which case, subject to Section 9.5(a)(iii), there shall be no further obligations or liabilities hereunder on the part of any Supporting Noteholder), if any Event occurs or occurred on or after March 31, 2014 that, either alone or in combination with any other Event, has had or would reasonably be expected to have a Material Adverse Effect.

(c)            For the avoidance of doubt, in the event that any Commitment Party is both (i) a Supporting Noteholder and (ii) a Supporting 2007 Facility Lender, then a termination pursuant to this Section 9.3 shall only terminate such Commitment Party’s obligations under this Agreement to (x) purchase Unsubscribed Noteholder Shares and (y) fully exercise all rights Rights that such Commitment Party received on account of its Convertible Notes Claims.

Section 9.4            Outside Date Termination.  Any Commitment Party (other than a Defaulting Commitment Party) may terminate its obligations hereunder and, subject to Section 9.5(a)(iii), there shall be no further obligations or liabilities hereunder on the part of any such terminating Commitment Party, if the Closing Date has not occurred by 11:59 p.m., New York City time on the date that is sixty (60) days from the Petition Date (the “Outside Date”); provided that upon the occurrence of a Commitment Party Default, the Outside Date shall be extended in accordance with Section 2.3(a).

Section 9.5            Effect of Termination.

(a)            Upon termination of this Agreement pursuant to this Article IX, this Agreement shall forthwith become void and there shall be no further obligations or liabilities on the part of the Debtors or the Commitment Parties; provided that (i) the obligations of the Debtors to pay the Transaction Expenses pursuant to Article III and to satisfy their indemnification obligations pursuant to Article VIII shall survive the termination of this Agreement indefinitely and shall remain in full force and effect, (ii) the provisions set forth in Article X shall survive the termination of this Agreement in accordance with their terms and (iii) subject to Section 10.10 and Section 2.3(d), nothing in Section 9.2, Section 9.3 or this Section 9.4 shall relieve any Party from liability for any willful or intentional breach of this

Agreement.  For purposes of this Agreement, “willful or intentional breach” shall mean a breach of this Agreement that is a consequence of an act undertaken by the breaching Party with the knowledge (actual or constructive) that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

(b)            Notwithstanding anything to the contrary contained in Section 9.4(a), in the event this Agreement is terminated by the Company in conjunction with a termination of the Restructuring Support Agreement pursuant to Section 11(b)(ii) or 11(c)(iii) thereof and the Company pays to the Commitment Parties the Termination Fee (as defined in the Restructuring Support Agreement), plus all expenses due and owing under Article III hereof, then this Agreement shall forthwith become void and there shall be no further obligations or liabilities hereunder on the part of the Debtors or the Commitment Parties, other than a Defaulting Commitment Party.

ARTICLE X

GENERAL PROVISIONS

Section 10.1         Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice):

(a)            If to the Company:

Genco Shipping & Trading Limited
299 Park Avenue
New York, New York 10171
Facsimile: (646) 443-8551
Attention: John C. Wobensmith

with a copy (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Facsimile: (212) 715-8100
Attention: Thomas E. Molner

(b)            If to the Commitment Parties (or to any of them), to the address set forth opposite such Commitment Party’s name on Schedule 5.

Section 10.2         Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the Company and the Commitment Parties, other than an assignment by a Commitment Party expressly permitted by Sections 2.6(b), 2.6(c) or 10.7 or any other provision of this Agreement and any purported assignment in violation of this Section 10.2 shall be void ab initio.  This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person any rights or remedies under this Agreement other than (a) the Parties hereto and (b) any Indemnified Party.

Section 10.3         Prior Negotiations; Entire Agreement.

(a)            This Agreement (including the agreements attached as Exhibits to and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the Parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement, except that the Parties hereto acknowledge that any confidentiality agreements heretofore executed among the Parties and the Restructuring Support Agreement will continue in full force and effect.

(b)            Notwithstanding anything to the contrary in the Plan (including any amendments, supplements or modifications thereto) or the Confirmation Order (and any amendments, supplements or modifications thereto) or an affirmative vote to accept the Plan submitted by any Commitment Party, nothing contained in the Plan (including any amendments, supplements or modifications thereto) or Confirmation Order (including any amendments, supplements or modifications thereto) shall alter, amend or modify the rights of the Commitment Parties under this Agreement unless such alteration, amendment or modification has been made in accordance with Section 10.7.

Section 10.4         Governing Law; Venue.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD FOR ANY CONFLICTS OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANY OTHER JURISDICTION, AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.  THE PARTIES CONSENT AND AGREE THAT ANY ACTION TO ENFORCE THIS AGREEMENT OR ANY DISPUTE, WHETHER SUCH DISPUTES ARISE IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY, OR, AT ANY TIME FOLLOWING THE PETITION DATE SHALL BE BROUGHT EXCLUSIVELY IN THE BANKRUPTCY COURT (OR, SOLELY TO THE EXTENT THE BANKRUPTCY COURT DECLINES JURISDICTION OVER SUCH ACTION OR DISPUTE, IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY).  THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS.  EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE BANKRUPTCY COURT, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.  THE PARTIES HEREBY

AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING TO AN ADDRESS PROVIDED IN WRITING BY THE RECIPIENT OF SUCH MAILING, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 10.5         Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY JURISDICTION IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE AMONG THE PARTIES UNDER THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE.

Section 10.6         Counterparts.  This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart.

Section 10.7         Waivers and Amendments; Rights Cumulative.  This Agreement may be amended, restated, modified, or changed only by a written instrument signed by the Debtors and the Required Commitment Parties (other than a Defaulting Commitment Party); provided that each Commitment Party’s prior written consent shall be required for any amendment that would have the effect of:  (a) modifying such Commitment Party’s Equity Commitment Percentage, (b) increasing the Purchase Price to be paid in respect of the Backstop Shares, (c) extending the Outside Date; or (d) otherwise have a materially adverse and disproportionate effect on such Commitment Party.  The terms and conditions of this Agreement (other than the conditions set forth in Sections 7.1 and 7.3, the waiver of which shall be governed solely by Article VII) may be waived (i) by the Debtors only by a written instrument executed by the Company and (ii) by the Commitment Parties only by a written instrument executed by the Required Commitment Parties.  Notwithstanding anything to the contrary contained in this Agreement, the Commitment Parties may agree, among themselves, to reallocate their Equity Commitment Percentages, without any consent or approval of any other Party; provided, however, for the avoidance of doubt any such agreement among the Commitment Parties shall require the consent or approval of all Commitment Parties affected by such reallocation; provided, further that any reallocation (other than any reallocation contemplated by Section 2.2(a) or Section 2.2(b)) shall require the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).  No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.  Except as otherwise provided in this Agreement, the rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any Party otherwise may have at law or in equity.

Section 10.8         Headings.  The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

Section 10.9         Specific Performance.  The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek an injunction or injunctions without the necessity of posting a bond to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.  Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.

Section 10.10      Damages.  Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover, any punitive, special, indirect or consequential damages or damages for lost profits, including, without limitation, with respect to Losses under Article VIII.

Section 10.11      No Reliance.  No Commitment Party or any of its Related Parties shall have any duties or obligations to the other Commitment Parties in respect of this Agreement, the Plan or the transactions contemplated hereby or thereby, except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) no Commitment Party or any of its Related Parties shall be subject to any fiduciary or other implied duties to the other Commitment Parties, (b) no Commitment Party or any of its Related Parties shall have any duty to take any discretionary action or exercise any discretionary powers on behalf of any other Commitment Party, (c) (i) no Commitment Party or any of its Related Parties shall have any duty to the other Commitment Parties to obtain, through the exercise of diligence or otherwise, to investigate, confirm, or disclose to the other Commitment Parties any information relating to the Company or any of its Subsidiaries that may have been communicated to or obtained by such Commitment Party or any of its Affiliates in any capacity and (ii) no Commitment Party may rely, and confirms that it has not relied, on any due diligence investigation that any other Commitment Party or any Person acting on behalf of such other Commitment Party may have conducted with respect to the Company or any of its Affiliates or any of their respective securities and (d) each Commitment Party acknowledges that no other Commitment Party is acting as a placement agent, initial purchaser, underwriter, broker or finder with respect to its Backstop Shares or Equity Commitment Percentage of its Equity Commitment.

Section 10.12      Publicity; Public Disclosure of Agreement.

(a)            At all times prior to the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Company and the Commitment Parties shall consult with each other prior to issuing any press releases (and provide each other a reasonable opportunity to review and comment upon such release) or otherwise making public announcements with respect to the transactions contemplated by this Agreement.

(b)            Subject to Section 10.12(a), the Company may, in its discretion, disclose this Agreement (including the signature pages hereto) in a press release or public filing;

provided, however, that the Company shall not disclose to any person, other than legal, accounting, financial and other advisors to the Company, the principal amount or percentage of indebtedness or claims held by any Commitment Party (including without limitation, the amounts or percentages set forth on Schedule 2 and Schedule 3) or any of its respective subsidiaries or affiliates, unless such information is or becomes publicly available other than by the Company’s breach of this Section 10.12 or such information is required to be disclosed by law, rule, regulation, legal, judicial or administrative process, subpoena, or court order, or by a governmental, regulatory, or self-regulatory authority, or similar body.  For the avoidance of doubt, the Company shall be permitted to disclose at any time the aggregate amount of claims held by any class of Commitment Parties.

Section 10.13      Settlement Discussions(a).  This Agreement and the transactions contemplated herein are part of a proposed settlement of a dispute between the Parties.  Nothing herein shall be deemed an admission of any kind.  Pursuant to Section 408 of the U.S. Federal Rule of Evidence and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any Action, except to the extent filed with, or disclosed to, the Bankruptcy Court in connection with the Chapter 11 Cases (other than an Action to approve or enforce the terms of this Agreement).

Section 10.14      Additional Agreements.

(a)            While this Agreement is in effect with respect to any Commitment Party, such Commitment Party shall be automatically entitled to its pro rata share of any fees, expenses, compensation or benefits in the event that the Company or any of the Debtors agrees to pay any such fees, expenses or other compensation or grant any such benefits to any other Commitment Party in connection with or related to this Agreement (including in connection with any amendment, waiver or modification of this Agreement) or the Equity Commitments made herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

GENCO SHIPPING & TRADING LIMITED

By:	/s/ John C. Wobensmith
Name: John C. Wobensmith
Title: Chief Financial Officer

GENCO ACHERON LIMITED	GENCO CHALLENGER LIMITED
GENCO BEAUTY LIMITED	GENCO CHAMPION LIMITED
GENCO KNIGHT LIMITED	GENCO CHARGER LIMITED
GENCO LEADER LIMITED	GENCO HUNTER LIMITED
GENCO MUSE LIMITED	GENCO PREDATOR LIMITED
GENCO VIGOUR LIMITED	GENCO WARRIOR LIMITED
GENCO CARRIER LIMITED	GENCO BAY LIMITED
GENCO PROSPERITY LIMITED	GENCO OCEAN LIMITED
GENCO SUCCESS LIMITED	GENCO AVRA LIMITED
GENCO WISDOM LIMITED	GENCO MARE LIMITED
GENCO MARINE LIMITED	GENCO SPIRIT LIMITED
GENCO EXPLORER LIMITED	GENCO LORRAINE LIMITED
GENCO PIONEER LIMITED	GENCO PYRENEES LIMITED
GENCO PROGRESS LIMITED	GENCO LOIRE LIMITED
GENCO RELIANCE LIMITED	GENCO CLAUDIUS LIMITED
GENCO SURPRISE LIMITED	GENCO BOURGOGNE LIMITED
GENCO SUGAR LIMITED	GENCO PICARDY LIMITED
GENCO AUGUSTUS LIMITED	GENCO AQUITAINE LIMITED
GENCO TIBERIUS LIMITED	GENCO NORMANDY LIMITED
GENCO LONDON LIMITED	GENCO AUVERGNE LIMITED
GENCO TITUS LIMITED	GENCO PROVENCE LIMITED
GENCO CONSTANTINE LIMITED	GENCO ARDENNES LIMITED
GENCO HADRIAN LIMITED	GENCO BRITTANY LIMITED
GENCO COMMODUS LIMITED	GENCO LANGUEDOC LIMITED
GENCO MAXIMUS LIMITED	GENCO RHONE LIMITED
GENCO CLAUDIUS LIMITED	GENCO INVESTMENTS LLC
GENCO MANAGEMENT (USA) LLC
GENCO SHIP MANAGEMENT LLC
GENCO RE INVESTMENTS LLC

By:	/s/ John C. Wobensmith
Name: John C. Wobensmith
Title: Chief Financial Officer

GENCO CAVALIER LLC
GENCO RAPTOR LLC
GENCO THUNDER LLC

By:	/s/ John C. Wobensmith
Name: John C. Wobensmith
Title: Manager

Alden Global Capital LLC

By:/s/ Jason Pecora
Name: Jason Pecora
Title: Managing Director

[Signature Page to Equity Commitment Agreement]

CCP Credit Acquisition Holdings, L.L.C.,

Centerbridge Special Credit Partners II, L.P.

CCP II Acquisition Holdings, LLC
By:	/s/ Bao Truong
Name: Bao Truong
Title: Senior Managing Director
Authorized Signatory

[Signature Page to Equity Commitment Agreement]

CITIBANK N.A.

By:	/s/ Brian S. Broyles
Name: Brian S. Broyles
Title: Attorney-In-Fact

[Signature Page to Equity Commitment Agreement]

CITIGROUP FINANCIAL PRODUCTS INC.

By:	/s/ Brian S. Broyles
Name: Brian S. Broyles
Title: Authorized Signatory

[Signature Page to Equity Commitment Agreement]

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Brian S. Broyles
Name: Brian S. Broyles
Title: Authorized Signatory

[Signature Page to Equity Commitment Agreement]

P Gracie, LTD

By: P&S Credit Management, LP

By:	/s/ Sam Konz
Name: Sam Konz
Title: CFO

[Signature Page to Equity Commitment Agreement]

Gracie Credit Opportunities Master Fund, LP

By: P&S Credit Management, LP

By:	/s/ Sam Konz
Name: Sam Konz
Title: CFO

[Signature Page to Equity Commitment Agreement]

Onex Debt Opportunity Fund, Ltd.

By: Onex Credit Partners, LLC, its investment
manager

By:	/s/ Steven Gutman
Name: Steven Gutman
Title: General Counsel

[Signature Page to Equity Commitment Agreement]

OCP Investment Trust

By: Onex Credit Partners, LLC, its manager

By:	/s/ Steven Gutman
Name: Steven Gutman
Title: General Counsel

[Signature Page to Equity Commitment Agreement]

Midtown Acquisitions LP

By:	/s/ Conor Bastable
Name: Conor Bastable
Title: Manager

[Signature Page to Equity Commitment Agreement]

BANK OF AMERICA, N.A.

By:	/s/ Jonathan M. Barnes
Name: Jonathan M. Barnes
Title: Vice President

[Signature Page to Equity Commitment Agreement]

Merrill Lynch Pierce, Fenner & Smith, Inc.

By:	/s/ Jonathan M. Barnes
Name: Jonathan M. Barnes
Title: Vice President

[Signature Page to Equity Commitment Agreement]

Permal Stone Lion Fund Ltd.

By: Stone Lion Capital Partners L.P.,
       Investment Manager

By:	/s/ Claudia Borg
Name: Claudia Borg
Title: Authorized Signatory

[Signature Page to Equity Commitment Agreement]

Stone Lion Portfolio L.P.

By: Stone Lion Capital Partners L.P.,
Its Investment Manager

By:	/s/ Claudia Borg
Name: Claudia Borg
Title: General Counsel

[Signature Page to Equity Commitment Agreement]

STRATEGIC VALUE MASTER FUND, LTD.

By: Strategic Value Partners, LLC, its Investment Manager

By:	/s/ Lewis Schwartz
Name: Lewis Schwartz
Title: Chief Financial Officer

[Signature Page to Equity Commitment Agreement]

STRATEGIC VALUE SPECIAL SITUATIONS MASTER FUND II, L.P.

By: SVP Special Situations II LLC, its Investment Manager

By:	/s/ Lewis Schwartz
Name: Lewis Schwartz
Title: Chief Financial Officer

[Signature Page to Equity Commitment Agreement]

STRATEGIC VALUE SPECIAL SITUATIONS MASTER FUND III, L.P.

By: SVP Special Situations III LLC, its Investment Manager

By:	/s/ Lewis Schwartz
Name: Lewis Schwartz
Title: Chief Financial Officer

[Signature Page to Equity Commitment Agreement]

STRATEGIC VALUE SPECIAL SITUATIONS OFFSHORE FUND III-A, L.P.

By: SVP Special Situations III-A LLC, its Investment Manager

By:	/s/ Lewis Schwartz
Name: Lewis Schwartz
Title: Chief Financial Officer

[Signature Page to Equity Commitment Agreement]

Credit Value Partners, LP, for funds
and accounts under management

By:	/s/ Donald Pollard
Name: Donald Pollard
Title: Managing Partner

[Signature Page to Equity Commitment Agreement]

VENOR CAPITAL MASTER FUND LTD.
By:            Venor Capital Management LP
Its:            Investment Manager

By:	/s/ Michael J. Wartell
Name: Michael J. Wartell
Title: Co-Chief Investment Officer

[Signature Page to Equity Commitment Agreement]

MAP 139 SEGREGATED PORTFOLO OF LMA SPC.
By:            Venor Capital Management LP
Its:            Investment Advisor

By:	/s/ Michael J. Wartell
Name: Michael J. Wartell
Title: Co-Chief Investment Officer

[Signature Page to Equity Commitment Agreement]

PANNING MASTER FUND, LP
By: Panning Capital Management, LP, its investment manager

By:	/s/ Kieran Goodwin
Name: Kieran Goodwin
Title: Authorized Signatory

[Signature Page to Equity Commitment Agreement]

SPCP GROUP LLC

By:	/s/ Frederick H. Fogel
	Name:	Frederick H. Fogel
	Title:	Authorized Signatory

[Signature Page to Equity Commitment Agreement]

APOLLO SPECIAL OPPORTUNITIES MANAGED
ACCOUNT, L.P.

BY: APOLLO SOMA ADVISORS, L.P., its general
partner

BY: APOLLO SOMA CAPITALMANAGEMENT,
LLC, its general partner

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President and Secretary

AES (LUX) S.A R.L.,

BY: APOLLO EUROPEAN STRATEGIC
 MANAGEMENT, L.P., its investment manager

BY: APOLLO EUROPEAN STRATEGIC
 MANAGEMENT GP, LLC, its general partner

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President and Assistant Secretary

AEC (LUX) S.A.R.L.,

BY: APOLLO EUROPEAN CREDIT MANAGEMENT,
L.P., its investment manager

BY: APOLLO EUROPEAN CREDIT MANAGEMENT
GP, LLC, its general partner

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President and Assistant Secretary

[Signature Page to Equity Commitment Agreement]

APOLLO CENTRE STREET PARTNERSHIP,L.P.

BY: APOLLO CENTRE STREET MANAGEMENT,
LLC, its investment manager

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President and Assistant Secretary

ANS U.S. HOLDINGS LTD

BY: APOLLO SK STRATEGIC ADVISORS, LLC, its
 sole director

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President and Assistant Secretary

APOLLO CREDIT OPPORTUNITY FUND III LP,

BY: APOLLO CREDIT OPPORTUNITY ADVISORS
III LP, its general partner

BY: APOLLO CREDIT OPPORTUNITY ADVISORS
III GP LLC, its general partner

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President and Secretary

[Signature Page to Equity Commitment Agreement]

APOLLO FRANKLIN PARTNERSHIP, L.P.,

BY: APOLLO FRANKLIN ADVISORS (APO DC),
 L.P., its general partner

BY: APOLLO FRANKLIN ADVISORS (APO DC-GP),
 LLC, its general partner

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President and Secretary

APOLLO ZEUS STRATEGIC INVESTMENTS, L.P.,

BY:  APOLLO ZEUS STRATEGIC MANAGEMENT,
LLC, its investment manager

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President and Secretary

[Signature Page to Equity Commitment Agreement]

SOLUS ALTERNATIVE ASSET MANAGEMENT LP,

On behalf of certain funds managed thereby

By:	/s/ C.J. Lanktree
	Name:	C.J. Lanktree
	Title:	EVP/Portfolio Manager

[Signature Page to Equity Commitment Agreement]

ADVANTAGE OPPORTUNITIES FUND, L.P.

By: Irvin Schlussel__________
       Name: Irvin Schlussel
       Title: Managing Partner

 [Signature Page to Equity Commitment Agreement]

JLP CREDIT OPPORTUNITY MASTER FUND LTD.

By: Phoenix Investment Adviser, LLC, its Investment Manager

By:/s/ Jeff Peskind
Name: Jeff Peskind
Title: CIO

 [Signature Page to Equity Commitment Agreement]

JLP STRESSED CREDIT FUND LP

By: Phoenix Investment Adviser, LLC, its Investment Manager

By:/s/ Jeff Peskind
Name: Jeff Peskind
Title: CIO

 [Signature Page to Equity Commitment Agreement]

FIDELITY ADVISOR SERIES I FUND: FIDELITY ADVISOR LEVERAGED COMPANY
STOCK FUND

By:/s/ Joseph Zambello
Name: Joseph Zambello
Title: Deputy Treasurer

 [Signature Page to Equity Commitment Agreement]

FIDELITY SECURITIES FUND: FIDELITY LEVERAGED COMPANY STOCK FUND

By:/s/ Joseph Zambello
Name: Joseph Zambello
Title: Deputy Treasurer

 [Signature Page to Equity Commitment Agreement]

WILFRID ADVISORS AG
By:  /s/ Nicholas W. Walsh
       Name: Nicholas W. Walsh
        Title:   President

 [Signature Page to Equity Commitment Agreement]

NEW GENERATION ADVISORS, LLC

By:_/s/ Johan D. Goedkoop_____
      Name: Johan D. Goedkoop
      Title: Vice President

 [Signature Page to Equity Commitment Agreement]

Schedule 1

Genco Subsidiaries

1. Genco Acheron Limited	30. Genco Hunter Limited
2. Genco Beauty Limited	31. Genco Predator Limited
3. Genco Knight Limited	32. Genco Warrior Limited
4. Genco Leader Limited	33. Genco Bay Limited
5. Genco Muse Limited	34. Genco Ocean Limited
6. Genco Vigour Limited	35. Genco Avra Limited
7. Genco Carrier Limited	36. Genco Mare Limited
8. Genco Prosperity Limited	37. Genco Spirit Limited
9. Genco Success Limited	38. Genco Lorraine Limited
10. Genco Wisdom Limited	39. Genco Pyrenees Limited
11. Genco Marine Limited	40. Genco Loire Limited
12. Genco Explorer Limited	41. Genco Bourgogne Limited
13. Genco Pioneer Limited	42. Genco Picardy Limited
14. Genco Progress Limited	43. Genco Aquitaine Limited
15. Genco Reliance Limited	44. Genco Normandy Limited
16. Genco Surprise Limited	45. Genco Auvergne Limited
17. Genco Sugar Limited	46. Genco Provence Limited
18. Genco Augustus Limited	47. Genco Ardennes Limited
19. Genco Tiberius Limited	48. Genco Brittany Limited
20. Genco London Limited	49. Genco Languedoc Limited
21. Genco Titus Limited	50. Genco Rhone Limited
22. Genco Constantine Limited	51. Genco Investments LLC
23. Genco Hadrian Limited	52. Genco Management (USA) LLC
24. Genco Commodus Limited	53. Genco Ship Management LLC
25. Genco Maximus Limited	54. Genco RE Investments LLC
26. Genco Claudius Limited	55. Genco Raptor LLC
27. Genco Challenger Limited	56. Genco Cavalier LLC
28. Genco Champion Limited	57. Genco Thunder LLC
29. Genco Charger Limited

Exhibit A

Restructuring Term Sheet

GENCO SHIPPING AND TRADING LIMITED
RESTRUCTURING TERM SHEET

APRIL 3, 2014

This term sheet (the “Restructuring Term Sheet”) sets forth the principal terms of a financial restructuring (the “Restructuring”) of the existing debt and other obligations of the Company (as defined herein).  Subject in all respects to the terms of the Restructuring Support Agreement to which this Restructuring Term Sheet will be attached (the “Restructuring Support Agreement”), the Restructuring will be consummated through a case or cases under chapter 11 (the “Chapter 11 Case(s)”) of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  This Restructuring Term Sheet has the support of the Supporting Creditors, as set forth in the Restructuring Support Agreement.  Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Restructuring Support Agreement, provided that any reference to Required Supporting Creditors in respect to a Debt Instrument shall only be applicable to the extent that such Required Supporting Creditors have not terminated the Restructuring Support Agreement with respect to such Debt Instrument.

THIS RESTRUCTURING TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY AND/OR OTHER APPLICABLE LAWS.

THE TRANSACTIONS DESCRIBED HEREIN WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.1

The Parties
Company
Genco Shipping & Trading Limited (“Genco”) and those of its subsidiaries set forth on Schedule 1 to the Restructuring Support Agreement, shall be collectively referred to as the “Company”.  Genco, and those of its direct and indirect subsidiaries that file chapter 11 cases, shall each be referred to as the “Debtors” or the “Company Parties.”

2007 Facility Lenders
Those lenders (collectively, the “2007 Facility Lenders”) under that certain Credit Agreement, dated as of July 20, 2007 (as amended to date, the “2007 Credit Agreement”), by and among Genco as borrower, the banks and other financial institutions named therein as lenders, Wilmington Trust, N.A., as successor administrative and successor collateral agent (the “2007 Facility Agent”), and the other mandated lead arranger and bookrunner parties thereto, by which the lenders made available to Genco a senior secured credit facility in the amount of $1,377,000,000 (as amended, the “2007 Facility”).  As of the date hereof, $1,055,911,525.00 of the principal amount remains outstanding under the 2007 Facility, plus the 1.25% facility fee payable pursuant to the Amendment and Supplement No. 6 to the 2007 Credit Agreement and accrued and unpaid interest.

1 For the avoidance of doubt, approval of the Definitive Documents shall be subject to the terms of section 1(b) of the Restructuring Support Agreement.

$253 Million Facility Lenders
Those lenders (collectively, the “$253 Million Facility Lenders”) under that certain Loan Agreement, dated as of August 20, 2010 (as amended to date, the “$253 Million Loan Agreement”), for a loan not exceeding $253 million, among Genco as borrower, the banks and financial institutions named therein as lenders, BNP Paribas, Credit Agricole Corporate and Investment Bank, DVB Bank SE, Deutsche Bank AG Filiale Deutschlandgeschaft, and Skandinaviska Enskilda Banken AB (publ) as mandated lead arrangers, BNP Paribas, Credit Agricole Corporate and Investment Bank, DVB Bank SE, Deutsche Bank AG, and Skandinaviska Enskilda Banken AB (publ) as swap providers, and Deutsche Bank Luxembourg S.A. as agent for the lenders (the “$253 Million Facility Agent”) and Deutsche Bank AG Filiale Deutschlandgeschaft as security agent (the “$253 Million Facility Security Agent”) (as amended, the “$253 Million Facility”).  As of the date hereof, $175,718,000.00 of the principal amount remains outstanding under the $253 Million Facility.

$100 Million Facility Lenders
Those lenders (collectively, the “$100 Million Facility Lenders”) under that certain Loan Agreement, dated as of August 12, 2010 (as amended to date, the “$100 Million Loan Agreement”), for a loan facility of up to $100 million by and among Genco as borrower, Genco Ocean Limited and the other companies named therein as guarantors, the banks and financial institutions named therein as lenders, and Credit Agricole Corporate and Investment Bank as agent and security trustee (the “$100 Million Facility Agent” and, together with the 2007 Facility Agent, the $253 Million Facility Agent and the $253 Million Facility Security Agent, the “Prepetition Agents”) (as amended, the “$100 Million Facility”). As of the date hereof, $73,561,132.60 of the principal amount remains outstanding under the $100 Million Facility.

Interest Rate Swap Counterparty
DNB Bank ASA (f/k/a DnB Nor Bank ASA), as counterparty under that certain ISDA Master Agreement (the “Interest Rate Swap Counterparty”) as well as an interest rate swap on September 7, 2005 (the “Swap”), which provides a hedge against the three month LIBOR interest rate risk at a swap rate of 4.485% on a notional amount of $106.233 million, with an expiration date of July 29, 2015.  The Swap is an Interest Rate Protection Agreement (as such term is defined in the 2007 Credit Agreement), which may give rise to claims secured by the collateral securing the 2007 Facility under, and in accordance with the priority scheme set forth in, the 2007 Facility security documents.

Convertible Noteholders
Those holders (collectively, the “Convertible Noteholders”) of the 5.00% Convertible Senior Notes due August 15, 2015 issued pursuant to that certain Indenture, dated as of July 27, 2010, between Genco as issuer and The Bank of New York Mellon (the “Indenture Trustee”) as trustee (the “Convertible Notes” and the claims thereunder, the “Convertible Note Claims”).  As of the date hereof, $125 million of the principal amount remains outstanding under the Convertible Notes.

2

The Restructuring
Overview
The Plan will provide for, among other things:

•    a $100.00 million rights offering (the “Rights Offering”) for 8.7% of the pro forma equity in Reorganized Genco (the “New Genco Equity”), subject to dilution by the New Genco Warrants (defined below) and the MIP Warrants (defined below).  Eligible 2007 Facility Lenders will have the right to participate in up to 80% of the Rights Offering, which portion will be backstopped by the Supporting 2007 Facility Lenders, and eligible Convertible Noteholders will have the right to participate in up to 20% of the Rights Offering, which portion will be backstopped by the Supporting Noteholders;

•    conversion of the full 2007 Facility into 81.1% of the New Genco Equity (after allocation of MIP Primary Equity), subject to dilution by the New Genco Warrants and the MIP Warrants (the “2007 Equity Conversion”);

•    refinancing the $253 Million Facility and $100 Million Facility with new senior secured credit facilities or amending the facilities to provide for extended maturity dates through August 2019 and certain other modifications as described more fully below;

•    payment of the Swap Claim (as defined below) in full through mutually acceptable treatment or other treatment consistent with the Bankruptcy Code;

•    the unimpairment of all GUC Claims under section 1124 of the Bankruptcy Code, as described more fully below;

•    the conversion of the Convertible Note Claims into 8.4% of the New Genco Equity (after allocation of MIP Primary Equity), subject to dilution by the New Genco Warrants and the MIP Warrants (the “Note Equity Conversion” and together with the 2007 Equity Conversion, the “Equity Conversion”); and

•    the cancellation of all Equity Interests, with such Equity Interests receiving 7-year warrants for 6.0% of the New Genco Equity struck at $1,295 million equity valuation (the “New Genco Warrants”).

Rights Offering
•    The Supporting 2007 Facility Lenders and the Supporting Noteholders shall execute an equity commitment agreement (the “Equity Commitment Agreement”) mutually acceptable to each of the Company, the Required Supporting 2007 Facility Lenders, and the Required Supporting Noteholders providing for a backstop of the Rights Offering for 60 days.

•    Under the Equity Commitment Agreement, the Supporting 2007 Facility Lenders shall backstop 80% of the Rights Offering and the Supporting Noteholders shall backstop 20% of the Rights Offering.

•    The Equity Commitment Agreement shall provide for reimbursement of the reasonable fees and expenses incurred by the Supporting 2007 Facility Lenders and the Supporting Noteholders, but shall not require a commitment fee.

•    The Equity Commitment Agreement shall be executed by no later than the Solicitation Commencement Date.

3

Exit Financing
•    The prepetition $253 Million Facility will either be replaced with a new third-party facility, or rolled into an amended credit facility on the same terms as the prepetition $253 Million Facility, other than the modifications set forth on Annex A attached hereto (the “New $253 Million Facility”), and

•    The prepetition $100 Million Facility will either be replaced with a new third-party facility, or rolled into an amended credit facility on the same terms as the prepetition $100 Million Facility, other than the  modifications set forth on Annex B attached hereto (the “New $100 Million Facility”).

•    For the avoidance of doubt, the proceeds of any new third-party facility entered into by the Company on the Effective Date must be used to pay down the $253 Million Facility and the $100 Million Facility in cash.

Treatment of Claims/Equity Interests
The Plan will provide that each holder of an allowed claim will receive the following on or as soon as practicable after the effective date of the Plan (the “Plan Effective Date”), unless different treatment is agreed to by the holder of such allowed claim and the Company in consultation with the Supporting Creditors:

•    Administrative, Priority, and Priority Tax Claims: Allowed administrative, priority, and tax claims will be satisfied in full, in cash, or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

•    2007 Facility Claims: On the Plan Effective Date, the holders of 2007 Facility Claims shall have an allowed claim in the amount of $1,055,911,525.00 plus accrued interest and fees (including the 1.25% facility fee payable under Amendment and Supplement No. 6 to the 2007 Credit Agreement).  Holders of allowed claims under the 2007 Facility (the “2007 Facility Claims”) will receive their pro rata share of (i) the 2007 Equity Conversion, and (ii) the right to participate in up to 80% of the Rights Offering (for eligible holders) at a $1,128.5 million valuation.

•    $253 Million Facility Claims: At the Company’s option, holders of allowed claims under the $253 Million Facility (the “$253 Million Facility Claims”) will be either (i) paid in full, in cash or (ii) receive their pro rata share of the New $253 Million Facility.

•    $100 Million Facility Claims:  At the Company’s option, holders of allowed claims under the $100 Million Facility (the “$100 Million Facility Claims”) will be either (i) paid in full, in cash or (ii) receive their pro rata share of the New $100 Million Facility.

•    Swap Claim:  On account of the allowed claim arising under the Swap (the “Swap Claim”), the Interest Rate Swap Counterparty shall receive payment in full pursuant to treatment acceptable to the Company, the Required Supporting 2007 Facility Lenders, and the Interest Rate Swap Counterparty, or such other treatment as is consistent with the Bankruptcy Code.

•    GUC Claims: Allowed general unsecured claims against the Debtors (other than the Convertible Note Claims) (collectively, the “GUC Claims”) will either be reinstated or otherwise rendered unimpaired under the Plan.

•    Convertible Note Claims:  On the Plan Effective Date, the holders of Convertible Note Claims shall have an allowed claim in the amount of $125,000,000, plus accrued interest. Holders of Convertible Notes Claims will receive their pro rata share of (i) the Note Equity Conversion, and (ii) the right to participate in up to 20% of the Rights Offering (for eligible holders) at a $1,128.5 million valuation.

•    Intercompany Claims: At the Debtors’ option, with the reasonable consent of the Required Supporting 2007 Facility Lenders, all intercompany claims and interests shall be either reinstated or receive no distribution on account of such claims and interests on the Effective Date.

•    Existing Equity: All existing equity interests (including common stock, preferred stock and any options, warrants or rights to acquire any equity interests) shall be cancelled on the Effective Date.  Holders of equity interests will receive the New Genco Warrants under the Plan.

4

Other Plan Terms
Conditions to Confirmation
Conditions precedent to Confirmation and/or the occurrence of the Effective Date, each of which may be waived in writing by the Company and the Required Supporting 2007 Facility Lenders, and subject to the consent rights of the Supporting Creditors as provided for in the Restructuring Support Agreement, shall include, without limitation, the following:

a)    Each of the Plan, Disclosure Statement, plan supplement (including, with respect to any amendments, modifications, supplements and exhibits thereto related to the foregoing) and other Definitive Documents (as applicable) shall be approved consistent with the terms of section 1(b) of the Restructuring Support Agreement;

b)    The Confirmation Order shall have been entered and not stayed, and shall be approved consistent with the terms of section 1(b) of the Restructuring Support Agreement;

c)    All actions, documents, certificates, and agreements necessary to implement the Plan shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable government units in accordance with applicable law;

d)    The Restructuring Support Agreement shall have been assumed; and

e)    All governmental or other approvals required to effectuate the terms of this Plan shall have been obtained.

5

Releases and Exculpation
The Plan and Confirmation Order shall provide customary release and exculpation provisions for the benefit of the Debtors, the Supporting 2007 Facility Lenders, the Supporting $253 Million Facility Lenders, the Supporting $100 Million Facility Lenders, the Prepetition Agents, the Supporting Noteholders, the Indenture Trustee, and their respective agents, affiliates, principals, officers, directors, attorneys, financial advisors or other professionals or representatives, each in their capacity as such.

Cancellation of Notes, Instruments, Certificates and Other Documents
On the Plan Effective Date, except to the extent otherwise provided under the Plan, all notes, instruments, certificates, and other documents evidencing claims against or interests in the Debtors shall be cancelled and the obligations of the Debtors related thereto shall be discharged.

Issuance of New Securities; Execution of Plan Documents; Registration Rights
On the Plan Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan.  It is the intent of the parties that any “securities” as defined in section 2(a)(1) of the Securities Act of 1933 issued under the Plan, except with respect to any entity that is an underwriter, shall be exempt from registration under U.S. state and federal securities laws pursuant to section 1145 of the Bankruptcy Code and the Reorganized Debtors will use their commercially reasonable efforts to utilize section 1145 of the Bankruptcy Code, or to the extent that such exemption is unavailable, shall use their commercially reasonable efforts to utilize any other available exemptions from registration, as applicable.

On the Plan Effective Date, the Company and any recipient of shares who (together with its affiliates and related funds) receives 10% or more of the New Genco Equity issued under the Plan or who otherwise reasonably believes that it may be an “affiliate” of Reorganized Genco (such stockholders executing the agreement, the “Registration Rights Parties”) will enter into a registration rights agreement. The registration rights agreement shall provide Registration Rights Parties who receive 10% or more of New Genco Equity issued under the Plan with demand and piggyback registration rights. All other shareholders party thereto shall have piggyback registration rights only.  The registration rights agreement will also provide that on or before the date that is 90 days after the Plan Effective Date, the Company shall file, and shall thereafter use its reasonable best efforts to cause to be declared effective as promptly as practicable, a Registration Statement on Form S-1 for the registration and sale of the New Genco Equity received by the Registration Rights Parties under the Plan pursuant to the public secondary offering (which offering shall be, if requested by one or more selling Registration Rights Parties holding at least 15% of the outstanding shares held by all Registration Rights Parties, an underwritten public offering); provided that the Company shall not be required to file such Registration Statement unless at least the Registration Rights Parties, in the aggregate, choose to include at least 15% of the outstanding shares held by all Registration Rights Parties in such Registration Statement.  The registration rights agreement shall contain customary terms and conditions, including, but not limited to, the ability by one or more selling Registration Rights Parties holding a majority of the outstanding shares held by all Registration Rights Parties to waive or postpone the filing of the Registration Statement upon the Company’s request and provisions with respect to blackout periods.

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Executory Contracts/Unexpired Leases	The Plan will provide that the executory contracts and unexpired leases that are not assumed or rejected as of the Plan Effective Date pursuant to the Plan or a separate motion will be deemed assumed.
Management Incentive Plan
The Plan will provide for the establishment of a management equity incentive plan (the “MIP”) pursuant to which the directors, officers, and other management of Reorganized Genco will receive the following: (i) 1.8% of the shares of the New Genco Equity (the “MIP Primary Equity”), subject to dilution by the MIP Warrants (as defined below) and the New Genco Warrants, and (ii) the following three tiers of warrants (the “MIP Warrants”): (a) 6-year warrants struck at a $1,618 million equity valuation exercisable for a number of shares equal to 3.5% of the New Genco Equity outstanding (calculated on a fully-diluted basis) as of the Plan Effective Date, (b) 6-year warrants struck at a $1,810 million equity valuation, exercisable for a number of shares equal to 3.5% of the New Genco Equity outstanding (calculated on a fully-diluted basis) as of the Plan Effective Date, and (c) 6-year warrants struck at a $2,195 million equity valuation, exercisable for a number of shares equal to 5.0% of the New Genco Equity outstanding (calculated on a fully-diluted basis) as of the Plan Effective Date.  The New Genco Equity issued under the MIP and the MIP Warrants will vest over three years in equal proportions.  The holder of any MIP Primary Equity will be entitled to receive all dividends paid with respect to such shares as if such MIP Primary Equity had vested on the grant date (subject to forfeiture by the holder in the event that such grant is terminated prior to vesting unless the administrator of the MIP determines otherwise). The MIP Warrants will be exercisable on a cashless basis and will contain customary anti-dilution provisions (including, but not limited to, dilution as a result of stock-splits, stock dividends, stock buybacks and cash dividends), but will be subject to dilution by future equity issuances including the exercise of subsequent tranches of warrants.

Corporate Governance
The terms and conditions of the new corporate governance documents of the Reorganized Debtors (including the bylaws, certificates of incorporation, among other governance documents) shall be approved in accordance with section 1(b) of the Restructuring Support Agreement.  For the avoidance of doubt, the new corporate governance documents shall provide for a requirement that affiliate transactions be approved by a majority of the non-affiliated directors or shares (as the case may be).  The Plan will provide that upon the Plan Effective Date, the organizational documents of Reorganized Genco shall not provide for transfer restrictions or limitations, provided, however that such corporate governance documents may include (a) customary restrictions intended to ensure that transfers will not violate applicable securities laws (but shall not require a legal opinion from the transferor or transferee unless Reorganized Genco reasonably believes that it may involve a transfer to or from an affiliate) and (b) any transfer restrictions deemed reasonably necessary to preserve, to the maximum extent possible, the value of any net operating losses, credits and other tax attributes, and Reorganized Genco’s qualification for exemption under Section 883 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

The Plan will provide that (a) in the event that Reorganized Genco ceases to be a reporting Company at any time following the Plan Effective Date, then until the date that is 12 months after such event, Reorganized Genco will use commercially reasonable efforts to make the following information available to common stockholders who beneficially own at least 1.0% of the total outstanding shares of Reorganized Genco’s common stock (and who provide evidence of such ownership that is reasonably satisfactory to Reorganized Genco), in each case solely to the extent that such information is otherwise available, by posting such information to a secure website or data site to which such stockholders (and potential transferees of such stockholders who affirmatively agree to the terms of a “click through” confidentiality agreement posted by Reorganized Genco on such website or data site) are given access: (i) within 120 days after the end of Reorganized Genco’s fiscal year, audited consolidated annual financial statements, and (ii) within 45 days after the end of each of the first three calendar quarters of Reorganized Genco’s fiscal year, unaudited quarterly financial statements and (b) until the date that is 12 months after the Plan Effective Date, such provision cannot be amended or modified in any respect without the prior consent of holders of a majority of the outstanding shares of Reorganized Genco’s common stock that are held by non-affiliates of Reorganized Genco.

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Board of Directors
The initial directors of the New Board shall consist of Peter C. Georgiopoulos and 6 other directors to be disclosed in the plan supplement, including (a) 2 directors selected by Centerbridge Partners, L.P., on behalf of one or more of its affiliated investment funds (“Centerbridge”); provided, that if at any time prior to the Plan Effective Date Centerbridge’s aggregate holdings (together with its affiliated funds and managed accounts) would not entitle it to a pro forma allocation of (i) at least 20% but more than 10% of the New Genco Equity, then Centerbridge shall only be entitled to select 1 initial director and the 4 directors referenced in subparagraph (b) shall be increased to 5 and (ii) at least 10% of the New Genco Equity, then  Centerbridge shall not be entitled to select any directors and the 4 directors referenced in subparagraph (b) shall be increased to 6 and (b) 4 directors selected by a committee consisting of the following entities that own, manage, direct, or have investment authority with respect to indebtedness under the 2007 Credit Facility: (a) Apollo Management Holdings LP; (b) Centerbridge; (c) Midtown Acquisitions L.P.; (d) Panning Capital Management, LP; and (e) Solus Alternative Asset Management LP (collectively, the “Board Selection Committee”), in consultation with the Company and the Supporting Noteholders, by majority vote, with each member of the Board Selection Committee having one vote with respect to each initial board seat; provided, that in the event that at any time prior to the Plan Effective Date, any member of the Board Selection Committee’s aggregate holdings (together with its affiliated funds and managed accounts) under the 2007 Facility and the Convertible Notes would not entitle such member (together with its affiliated funds and managed accounts) to a pro forma allocation of at least 6.25% of the New Genco Equity, such member shall thereupon automatically cease to be a member of the Board Selection Committee.

Management Agreements
The Plan will provide that, on the Plan Effective Date, members of the Debtors’ current management team will either (i) continue to be employed under the terms of any existing employment agreements (as assumed) or enter into a new employment agreement on terms no less favorable to such individual than the current employment agreement, or (ii) in the event of a new employment agreement for any member of the management team who is not presently subject to a management agreement, then any such new employment agreement shall be mutually acceptable to the Required Supporting 2007 Facility Lenders and the Debtors, in consultation with the Supporting Noteholders.

Initial Officers
All initial officers of Reorganized Genco shall be disclosed in the plan supplement, shall be mutually acceptable to the Debtors and the Required Supporting 2007 Facility Lenders, and shall include John C. Wobensmith.

Indemnity
The treatment of all of the Company’s indemnification provisions currently in place (whether in the bylaws, certificates of incorporation or employment contracts) for the current directors, officers, employees, managing agents, and attorneys, and such current directors and officers respective affiliates will be assumed by the Company.

SEC Registration and Stock Listing
As of the Plan Effective Date, Reorganized Genco will be a reporting company under the Securities Exchange Act and the parties intend that Reorganized Genco will remain a reporting company under the Securities Exchange Act.  In the event that, during the one-year period immediately following the Plan Effective Date, Reorganized Genco meets the applicable listing standards, then Reorganized Genco will use commercially reasonable efforts to cause the New Genco Equity to be listed on the New York Stock Exchange or the NASDAQ Stock Market within a reasonable time after the Plan Effective Date.

Tax Issues
The Company, in a manner satisfactory to the Required Supporting 2007 Facility Lenders and after consultation with the Supporting Noteholders, will seek to effectuate the terms and conditions outlined herein in a tax efficient manner.

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GENCO SHIPPING AND TRADING LIMITED
NEW $253 MILLION FACILITY
ANNEX A TO RESTRUCTURING TERM SHEET1

Final Maturity Date	August 31, 2019[2]
Repayment Installments
Quarterly repayment installments in accordance with the terms of the $253 Million Facility, except any repayment(s) missed during the Chapter 11 Cases shall be paid on the effective date of the Plan, which shall be the same date as the effective date of the New $253 Million Facility (as used in this Term Sheet, the “Effective Date”).

Financial Covenants (clauses 12.2.1-12.2.5)
(a) The Consolidated Interest Coverage Ratio (clause 12.2.2), Maximum Leverage Ratio (clause 12.2.3) and the Minimum Consolidated Net Worth (clause 12.2.4) shall:

(i) be waived during the period between the Effective Date and March 31, 2015 (the “Financial Covenant Holiday”); and

(ii) after the Financial Covenant Holiday, be effective as follows (for the avoidance of doubt, the first test will occur on June 30, 2015):

(A)     Consolidated Interest Coverage Ratio to continue at a minimum of 2.00:1.00;[3]

(B)    Maximum Leverage Ratio to continue at a maximum of 5.5x;[4] and

(C)    Minimum Consolidated Net Worth covenant to apply as per clause 12.2.4, except the definition of Minimum Consolidated Net Worth shall be amended as follows: “Minimum Consolidated Net Worth shall mean not less than 75% of the Post-Reorganization Equity Value plus 50% of the Net Proceeds received as a result of any new equity issues by the Borrower after the Effective Date.”

(b) With respect to interest-bearing Consolidated Indebtedness (clause 12.2.5), during the Financial Covenant Holiday, interest-bearing Consolidated Indebtedness to be amended so that it cannot exceed 70% of the aggregate amount of interest-bearing Consolidated Indebtedness plus Consolidated Net Worth.  Such covenant shall not apply after the Financial Covenant Holiday.

(c) For the avoidance of doubt, the Minimum Liquidity

______________________________

1	Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Restructuring Term Sheet or the $253 Million Facility, as applicable.
2	Subject to most favored lender provision as set forth below.
3	Calculation to be determined and be mutually acceptable.
4	Calculation to be determined and be mutually acceptable.

requirement (clause 12.2.1) to remain in effect at all times from and after the Effective Date.

(d) New fleet-wide minimum liquidity covenant:   New requirement for free cash of at least $750K per vessel for all vessels owned by the Company to be added (with the $750K for each of the 13 vessels pledged as security under the New $253 Million Facility counting toward this calculation).

(e) For the avoidance of doubt, the definitions, calculations and methodology in the $253 Million Facility to apply with respect to the financial covenants described above unless otherwise provided herein, except for changes which are mutually acceptable.

Financial Indebtedness
Clause 12.3.10(b):  Restriction on Financial Indebtedness in connection with the acquisition of a vessel to continue to apply during the Financial Covenant Holiday.  Such restriction not to apply thereafter.

Vessels Required to be Under Fixed Rate Time Charters	Delete clause 12.5.18 requiring at least 4 vessels to be under fixed rate time charters.
Dividends
No dividends by Genco shall be payable during the Financial Covenant Holiday, and thereafter dividends by Genco shall only be payable if the Company is in compliance with the financial covenants and no breach of the financial covenants will result from such dividend payment.

Clause 12.3.13(b) shall be modified to reflect that dividends are only permitted if no Default or Event of Default has occurred and is continuing at the time of declaration or payment (clause 12.3.13(b)), with such modifications being acceptable to the Supporting $253 Million Facility Lenders.

All limitations based on the Permitted Dividend Amount to be deleted.

Delete clause 12.3.13(a)(iv) regarding Capped Call Arrangements.

Interest Rate	LIBOR + 350 bps
Upfront Fee
The lenders under the New $253 Million Facility will receive on the Effective Date an upfront fee of 100 bps and Deutsche Bank Luxembourg S.A., as agent, and Deutsche Bank AG Filiale Deutschlandgeschäft, as security agent (together, and in such capacities, the “DB Term Loan Agents”) will receive a structuring fee on the Effective Date as detailed in a separate fee letter, each based on the principal amount of the Loans outstanding immediately prior to effectiveness of the New $253 Million Facility.

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Most Favored Lender Provision (clause 12.2.6)
Modify to reflect most favored lender provision applicable to financial covenants and interest margin to be set forth in the New $100 Million Facility or any Additional Facility entered into by the Company.  Additional modifications to reflect that this provision is applicable to the maturity dates set forth in the New $100 Million Facility or any new third-party facility entered into by Genco as of the Effective Date.  As of the Effective Date, no credit agreement or other debt instrument shall mature prior to the New $253 Million Facility.  Delete references to Waiver Period in clause 12.2.6 and any related definitions, including Additional Facility.

Loans or Advances (clause 12.3.12.(b))	Delete clause 12.3.12(b)(iii) regarding loans or advances in connection with any joint venture and/or dry bulk shipping operation.
Second Liens	Release second liens on any collateral securing the New $253 Million Facility.
Other Modifications
Additional modifications to the $253 Million Facility which are necessary, and which shall be in form and substance reasonably acceptable to the Supporting $253 Million Facility Lenders and the Borrower, solely to reflect the occurrence of the Chapter 11 Cases and the terms described herein.

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GENCO SHIPPING AND TRADING LIMITED
NEW $100 MILLION FACILITY
ANNEX B TO RESTRUCTURING TERM SHEET1

Final Maturity Date	August 31, 2019[2]
Repayment Installments
Quarterly repayment installments in accordance with the terms of the $100 Million Facility, except any repayment(s) missed during the Chapter 11 Cases shall be paid on the effective date of the Plan, which shall be the same date as the effective date of the New $100 Million Facility (as used in this Term Sheet, the “Effective Date”).

Financial Covenants (clauses 12.2(d)-(f); 10.2(c))

(a) The Minimum Consolidated Interest Coverage Ratio (clause 12.2(e)), Maximum Leverage Ratio (clause 12.2(d)) and the Minimum Consolidated Net Worth (clause 12.2(f)) shall:

(i) be waived during the period between the Effective Date and March 31, 2015 (the “Financial Covenant Holiday”); and

(ii) after the Financial Covenant Holiday, be effective as follows (for the avoidance of doubt, the first test will occur on June 30, 2015):

(A) Minimum Consolidated Interest Coverage Ratio to continue at a minimum of 2.00:1.00;[3]

(B) Maximum Leverage Ratio to continue at a maximum of 5.5x4; and

(C) Minimum Consolidated Net Worth covenant to apply as per clause 12.2(f), except the definition of Minimum Consolidated Net Worth shall be amended as follows: “Minimum Consolidated Net Worth shall mean not less than 75% of the Post-Reorganization Equity Value plus 50% of the Net Proceeds received as a result of any new equity issues by the Borrower  after the Effective Date.”

(b) With respect to interest-bearing Consolidated Indebtedness (clause 4(b) of First Amendment to $100 Million Facility), during the Financial Covenant Holiday, interest-bearing Consolidated Indebtedness to be amended so that it cannot exceed 70% of the aggregate amount of interest-bearing Consolidated Indebtedness

___________________________________
1	Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Restructuring Term Sheet or the $100 Million Facility, as appropriate.
2	Subject to, as of the Effective Date, any new third-party facility not maturing prior to the New $100 Million Facility and the New $253 Million Facility (if any).
3	Calculation to be determined and mutually acceptable.
4	Calculation to be determined and mutually acceptable.

plus Consolidated Net Worth.  Such covenant shall not apply after the Financial Covenant Holiday.

(c) For the avoidance of doubt, the Minimum Liquidity requirement (clause 10.2(c)) to remain in effect at all times from and after the Effective Date.

(d) New fleet-wide minimum liquidity covenant:   New requirement for free cash of at least $750K per vessel for all vessels owned by the Company to be added (with the $750K for each of the 5 vessels pledged as security under the New $100 Million Facility counting toward this calculation).

(e) For the avoidance of doubt, the definitions, calculations and methodology in the $100 Million Facility to apply with respect to the financial covenants described above unless otherwise provided herein, except for changes which are mutually acceptable.

Financial Indebtedness
Clause 12.2(l):  Restriction on Financial Indebtedness in connection with the acquisition of a vessel to continue to apply during the Financial Covenant Holiday.  Such restriction not to apply thereafter.

Dividends
No dividends by Genco shall be payable during the Financial Covenant Holiday.  Thereafter, revert to existing dividend formulation in $100 Million Facility, except that all limitations based on the Permitted Dividend Amount shall be eliminated.  For the avoidance of doubt, after the Financial Covenant Holiday dividends by Genco shall only be payable if the Company is in compliance with the financial covenants and no breach of the financial covenants will result from such dividend payment.

Delete clause 12.2(g)(v) regarding Capped Call Arrangements.

Interest Rate	LIBOR + 350 bps
Upfront Fee
The lenders under the New $100 Million Facility will receive on the Effective Date an upfront fee of 100 bps and Credit Agricole Corporate and Investment Bank, as agent and security trustee, will receive a structuring fee on the Effective Date as detailed in a separate fee letter, each based on the principal amount of the Loans outstanding immediately prior to effectiveness of the New $100 Million Facility.

Most Favored Lender Provision
Add most favored lender provision applicable to financial covenants and interest margin, to be set forth in the New $253 Million Facility or any other Additional Facility entered into by the Company.  Delete references to “Ratio Suspension Period” or “Amended Facility” in the definition of Additional Facility.  For the avoidance of doubt, as of the Effective Date, no credit agreement or other debt instrument shall mature prior to the New

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$100 Million Facility.
Second Liens	Release of second liens on any collateral securing the New $100 Million Facility.
Other Modifications
Additional modifications to the $100 Million Facility which are  necessary, and which shall be in form and substance reasonably acceptable to the Supporting $100 Million Facility Lenders and to the Borrower , solely to reflect the occurrence of the Chapter 11 Cases and the terms described herein.

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